   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER   , 1996


                                                      REGISTRATION NO. 333-12437

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 POST-EFFECTIVE



                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           CCB FINANCIAL CORPORATION

             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                         6025                     56-1347849
   (State or other jurisdiction            (Primary Standard           (I.R.S. Employer
of incorporation or organization)      Industrial Classification     Identification No.)
                                               Code No.)

                              111 CORCORAN STREET
                              POST OFFICE BOX 931
                          DURHAM, NORTH CAROLINA 27702
                                 (919) 683-7777

  (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive office)

                               ERNEST C. ROESSLER
              VICE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              111 CORCORAN STREET
                              POST OFFICE BOX 931
                          DURHAM, NORTH CAROLINA 27702
                                 (919) 683-7777

           (Name, address and telephone number of agent for service)

                                   COPIES TO:

     ROBERT A. SINGER, ESQ.              ELIZABETH L. MOORE, ESQ.
    BROOKS, PIERCE, MCLENDON             PETREE STOCKTON, L.L.P.
   HUMPHREY & LEONARD, L.L.P.          3500 ONE FIRST UNION CENTER
230 NORTH ELM STREET, SUITE 2000         301 SOUTH COLLEGE STREET
      POST OFFICE BOX 26000          CHARLOTTE, NORTH CAROLINA 28202
GREENSBORO, NORTH CAROLINA 27420              (704) 338-5082
         (910) 373-8850

 APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:


    As soon as practicable after this Post-Effective Amendment No. 1 to the
                   Registration Statement becomes effective.



     THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

          CROSS-REFERENCE SHEET PURSUANT TO ITEM 501 OF REGULATION S-K


                                                                        CAPTION IN PROSPECTUS/PROXY STATEMENT AND
                           ITEM OF FORM S-4                             PROSPECTUS/PROXY STATEMENT SUPPLEMENT

 A. INFORMATION ABOUT THE TRANSACTION

   1.    Forepart of Registration Statement and Outside Front Cover
         Page of Prospectus...........................................  Cover page; Cross-Reference Sheet; Outside Front Cover
                                                                        Page of Prospectus/Proxy Statement

   2.    Inside Front and Outside Cover Pages of Prospectus...........  Inside Front Cover Page of Prospectus/Proxy Statement;
                                                                        AVAILABLE INFORMATION

   3.    Risk Factors, Ratio of Earnings to Fixed Charges and Other
         Information..................................................  SUMMARY; SELECTED FINANCIAL INFORMATION; COMPARATIVE
                                                                        PER SHARE DATA

   4.    Terms of the Transaction.....................................  THE SPECIAL MEETING; THE MERGER; RIGHTS OF DISSENTING
                                                                        SHAREHOLDERS; CAPITAL STOCK OF CCBF AND SALEM

   5.    Pro Forma Financial Information..............................  PRO FORMA COMBINED FINANCIAL INFORMATION; PRO FORMA
                                                                        CAPITALIZATION

   6.    Material Contracts with the Company Being Acquired...........  THE MERGER -- Recommendation and Reasons

   7.    Additional Information Required for Reoffering by Persons and
         Parties Deemed to be Underwriters............................  Not Applicable

   8.    Interests of Named Experts and Counsel.......................  THE MERGER -- Salem Fairness Opinion; LEGAL MATTERS;
                                                                        EXPERTS

   9.    Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities...................................  INDEMNIFICATION

 B. INFORMATION ABOUT THE REGISTRANT

  10.    Information with Respect to S-3 Registrants..................  Not Applicable

  11.    Incorporation of Certain Information by Reference............  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                                                                        SUMMARY; CCB FINANCIAL CORPORATION

  12.    Information with Respect to S-2 or S-3 Registrants...........  Not Applicable

  13.    Incorporation of Certain Information by Reference............  Not Applicable

  14.    Information with Respect to Registrants Other Than S-2 or S-3
         Registrants..................................................  Not Applicable

 C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

  15.    Information with Respect to S-3 Companies....................  Not Applicable

  16.    Information with Respect to S-2 or S-3 Companies.............  Not Applicable

  17.    Information with Respect to Companies Other than S-2 or S-3
         Companies....................................................  SUMMARY; SALEM TRUST BANK

                                                                        CAPTION IN PROSPECTUS/PROXY STATEMENT AND
                           ITEM OF FORM S-4                             PROSPECTUS/PROXY STATEMENT SUPPLEMENT
 D. VOTING AND MANAGEMENT INFORMATION

  18.    Information if Proxies, Consents or Authorizations are to be
         Solicited....................................................  SUMMARY; THE SPECIAL MEETING; RIGHTS OF DISSENTING
                                                                        SHAREHOLDERS; Appendix B; THE MERGER -- Required
                                                                        Shareholder Approvals, and -- Interests of Certain
                                                                        Persons With Respect to the Merger; CCB FINANCIAL
                                                                        CORPORATION; -- Beneficial Ownership of CCBF Stock
                                                                        and -- Management and Additional Information; SALEM
                                                                        TRUST BANK -- Beneficial Ownership of Salem Stock by
                                                                        Management and Others, -- Salem Management and
                                                                        Additional Information,  -- Management
                                                                        Renumeration, -- Employment Agreements, and -- Other
                                                                        Transactions with Management; INCORPORATION OF CERTAIN
                                                                        DOCUMENTS BY REFERENCE

  19.    Information if Proxies, Consents or Authorizations are not to
         be Solicited or in an Exchange Offer.........................  Not Applicable

                                SALEM TRUST BANK

                             2140 COUNTRY CLUB ROAD
                      WINSTON-SALEM, NORTH CAROLINA 27104
                           TELEPHONE: (910) 777-1400


        NOTICE OF THE RECONVENING OF THE SPECIAL MEETING OF SHAREHOLDERS

     NOTICE is hereby given that the Special Meeting of Shareholders of Salem Trust Bank ("Salem") adjourned on November 21, 1996 will be reconvened at the Arts Council Theater, 610 Coliseum Drive, Winston-Salem, North Carolina, at 10:00 o'clock, a.m., E.S.T. on Tuesday, January 21, 1997, for the following purpose:



          1. PROPOSAL TO APPROVE PROPOSED MERGER. To consider and vote on a proposal to approve the Second Amended Agreement of Combination, dated initially as of July 1, 1996 and amended as of September 6, 1996 and November 21, 1996, and the related plan of merger (collectively, the "Amended Merger Agreement"), among Salem, CCB Financial Corporation ("CCBF") and Central Carolina Bank and Trust Company ("CCB Bank") (a copy of the Agreement as amended as of September 6, 1996 is attached as Appendix A to the Prospectus/Proxy Statement previously distributed to Salem's shareholders and a copy of the amendments thereto as of November 21, 1996 comprising the Amended Merger Agreement is attached as Appendix A to the Prospectus/Proxy Statement Supplement which accompanies this Notice), and to approve the transactions described therein, including without limitation the merger of Salem with and into CCB Bank (the "Merger") with the result that all outstanding shares of Salem's $2.50 par value common stock will be converted into shares of CCBF's $5.00 par value common stock (each with an attached preferred stock purchase right); and,



          2. OTHER BUSINESS. To transact such other business as properly may be presented for action at the reconvened Special Meeting.



     At the effective time of the Merger, each outstanding share of Salem's $2.50 par value common stock ("Salem Stock") will be converted into that fraction of a share of CCBF's $5.00 par value common stock and that fraction of a CCBF preferred stock purchase right computed under the Exchange Ratio set forth in the Amended Merger Agreement. UNDER NORTH CAROLINA LAW EACH SALEM SHAREHOLDER HAS THE RIGHT TO DISSENT FROM THE MERGER AND TO DEMAND PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES OF SALEM STOCK. A SALEM SHAREHOLDER'S RIGHT TO DISSENT IS CONTINGENT UPON HIS OR HER STRICT COMPLIANCE WITH THE REQUIREMENTS OF ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT. THE FULL TEXT OF
ARTICLE 13 IS ATTACHED AS APPENDIX B TO THE PROSPECTUS/PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE.



     EACH SALEM SHAREHOLDER IS INVITED TO ATTEND THE RECONVENED SPECIAL MEETING IN PERSON. HOWEVER, TO ENSURE THAT A QUORUM IS PRESENT AT THE RECONVENED SPECIAL MEETING, EACH SALEM SHAREHOLDER IS REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY TO SALEM IN THE ENCLOSED STAMPED, RETURN ENVELOPE. SIGNING AND RETURNING AN APPOINTMENT OF PROXY WILL NOT AFFECT A SALEM SHAREHOLDER'S RIGHT TO ATTEND THE RECONVENED SPECIAL MEETING AND VOTE IN PERSON.



     PREVIOUSLY SUBMITTED APPOINTMENTS OF PROXY WILL NOT BE VOTED AT THE RECONVENED SPECIAL MEETING. ACCORDINGLY, PLEASE COMPLETE AND RETURN THE ACCOMPANYING APPOINTMENT OF PROXY TO SALEM AT YOUR EARLIEST CONVENIENCE.


                                    By Order of the Board of Directors

                                    (Signature of Sheeran appears here)

                                    PRESIDENT AND
                                    CHIEF EXECUTIVE OFFICER


November   , 1996



             SALEM'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SALEM'S SHAREHOLDERS VOTE TO APPROVE THE AMENDED MERGER AGREEMENT

PROSPECTUS/PROXY STATEMENT SUPPLEMENT
(TO PROSPECTUS/PROXY STATEMENT DATED OCTOBER 4, 1996)



                           CCB FINANCIAL CORPORATION



                                  COMMON STOCK



     THE PURPOSES OF THIS PROSPECTUS/PROXY STATEMENT SUPPLEMENT ARE TO PROVIDE INFORMATION RELATING TO CERTAIN AMENDMENTS TO THE MERGER AGREEMENT ATTACHED AS APPENDIX A TO THE PROSPECTUS/PROXY STATEMENT, DATED OCTOBER 4, 1996; TO PROVIDE CERTAIN UPDATED FINANCIAL INFORMATION RELATING TO SALEM AND TO CCBF ON HISTORICAL AND PRO FORMA COMBINED BASES; AND, TO RE-SOLICIT APPOINTMENTS OF PROXY FROM SALEM'S SHAREHOLDERS TO BE VOTED AT THE RECONVENED SPECIAL MEETING. THE INFORMATION INCLUDED IN THIS PROSPECTUS/PROXY STATEMENT SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS/PROXY STATEMENT PURSUANT TO WHICH CCBF STOCK WAS OFFERED IN CONNECTION WITH THE MERGER. UNLESS OTHERWISE SPECIFICALLY DEFINED HEREIN, CAPITALIZED TERMS ARE USED IN THIS PROSPECTUS/PROXY STATEMENT SUPPLEMENT AS SUCH TERMS ARE DEFINED IN THE PROSPECTUS/PROXY STATEMENT. THE SECTION AND SUBSECTION HEADINGS HEREIN REFER TO THE SECTIONS AND SUBSECTIONS OF THE PROSPECTUS/PROXY STATEMENT THAT ARE HEREBY SUPPLEMENTED. CROSS-REFERENCES IN THIS PROSPECTUS/PROXY STATEMENT SUPPLEMENT ARE TO RELEVANT SECTIONS AND SUBSECTIONS OF THE PROSPECTUS/PROXY STATEMENT AND TO THE RELEVANT SECTIONS AND SUBSECTIONS HEREIN SUPPLEMENTING, AS APPLICABLE, THOSE SECTIONS AND SUBSECTIONS OF THE PROSPECTUS/PROXY STATEMENT. EXCEPT AS SUPPLEMENTED HEREBY, THE STATEMENTS MADE IN THE PROSPECTUS/PROXY STATEMENT CONTINUE IN EFFECT.


     IF YOU HAVE DISCARDED THE PROSPECTUS/PROXY STATEMENT PREVIOUSLY RECEIVED BY YOU AND DESIRE ANOTHER COPY, YOU SHOULD CONTACT NORMAN D. POTTER, SALEM'S CHIEF FINANCIAL OFFICER AND SECRETARY, AT SALEM TRUST BANK, 2140 COUNTRY CLUB ROAD, WINSTON-SALEM, NORTH CAROLINA 27104, TELEPHONE (910) 777-1400 AT YOUR EARLIEST CONVENIENCE.


COVER PAGE OF PROSPECTUS/PROXY STATEMENT


     The Special Meeting was called for and convened at 10:00 o'clock a.m., on Thursday, November 21, 1996. However, the Special Meeting was adjourned for reconvening at a time, place and date to be noticed to Salem's shareholders for the reasons discussed below.


     Prior to the convening of the Special Meeting, the market price of CCBF Stock increased significantly from the range of market prices generally existing at the time the Merger Agreement was initially executed (July 1, 1996) and subsequently amended (as of September 6, 1996). The Merger Agreement permitted CCBF and CCB Bank or Salem to terminate the Merger Agreement if the average closing price of CCBF stock over the 60 trading days preceding the closing of the Merger was less than $46.78 or more than $57.18. On November 15, 1996, the closing price for a share of CCBF Stock on the NYSE was $62.00. As a consequence, during the second week of November, CCBF and Salem began discussing possible amendments to the provisions of the Merger Agreement relating to the exchange ratio for the conversion of Salem Stock into CCBF Stock and CCBF Rights and the rights of the parties to terminate the Merger Agreement. Ultimately, the Boards of Directors of CCBF and CCB Bank and the Board of Directors of Salem adopted a Second Amended Agreement of Combination, dated as of November 21, 1996 (the "Amended Merger Agreement"), amending the Merger Agreement attached to the Prospectus/Proxy Statement as Appendix A generally as follows:


     (Bullet) Section 3.1. If the average closing price for a share of CCBF
              Stock on the NYSE over the 60 trading days preceding the scheduled Closing Date (the "Average Price") is equal to or greater than $46.78, but equal to or less than $57.18, each outstanding share of Salem Stock (excluding shares held by Salem, CCBF, CCB Bank or any of their subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Salem shareholders who exercise their statutory dissenters' rights in accordance with North Carolina law) will be converted into .41 of a share of CCBF Stock and .41 of a CCBF Right. If the Average Price is greater than $57.18, each share of Salem Stock will be converted into that fraction of a share of CCBF Stock and that fraction of a CCBF Right computed by dividing the Average Price into $57.18 and multiplying the resulting quotient by .41. If such Average Price is less than $46.78, each share of Salem Stock will be converted into that fraction of a share of CCBF Stock and that fraction of a CCBF Right computed by dividing $46.78 by the Average Price and multiplying the resulting quotient by .41. See "THE MERGER -- Terms of the Merger" and "RIGHTS OF DISSENTING SHAREHOLDERS."


     (Bullet) The parties' rights in the Merger Agreement to terminate that Agreement if the Average Price of CCBF Stock is less than $46.78 or greater than $57.18 have been deleted.


     (Bullet) Salem has been granted a right to terminate the Amended Merger
              Agreement if, on or before the Closing Date and prior to the Effective Time, CCBF announces its merger with and into another company.


     (Bullet) Certain non-substantive changes (e.g. date of execution, name of document, etc.) have been made.


     The amendments contained in the Amended Merger Agreement and relating to the Exchange Ratio and termination rights are set forth in excerpted form as Appendix A to this Prospectus/Proxy Statement Supplement. Except as described above, the provisions of the Merger Agreement, as amended as of September 6, 1996, have been carried forward into the Amended Merger Agreement.



  The date of this Prospectus/Proxy Statement Supplement is November   , 1996.

                             AVAILABLE INFORMATION

     CCBF is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by CCBF can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located in Chicago (Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511) and in New York (7 World Trade Center, 13th Floor, New York, New York 10048). Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxies and other information regarding CCBF and other registrants. Copies of reports, proxy statements and other information filed by CCBF with the NYSE may be inspected at 20 Broad Street, New York, New York 10005.


     CCBF has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "1933 Act"), and a Post-Effective Amendment No. 1 to such Registration Statement, with respect to the CCBF Stock and CCBF Rights offered hereby. As permitted by the rules and regulations of the Commission, the Prospectus/Proxy Statement and this Prospectus/Proxy Statement Supplement do not contain all the information set forth in the Registration Statement, the Post-Effective Amendment No. 1 and the exhibits and schedules thereto, all of which may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.



     AS FURTHER DESCRIBED BELOW, THE PROSPECTUS/PROXY STATEMENT AND THIS PROSPECTUS/PROXY STATEMENT SUPPLEMENT INCORPORATE BY REFERENCE DOCUMENTS RELATING TO CCBF WHICH ARE NOT PRESENTED IN THE PROSPECTUS/PROXY STATEMENT OR HEREIN OR DELIVERED THEREWITH OR HEREWITH. STATEMENTS CONTAINED THEREIN OR HEREIN OR IN ANY DOCUMENT INCORPORATED THEREIN OR HEREIN BY REFERENCE AS TO THE CONTENTS OF ANY CONTRACTS OR OTHER DOCUMENTS REFERRED TO THEREIN OR HEREIN ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE REFERENCE IS MADE TO THE COPY OF SUCH CONTRACT OR OTHER DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, THE POST-EFFECTIVE AMENDMENT NO. 1 THERETO, OR SUCH OTHER DOCUMENT, EACH SUCH STATEMENT BEING QUALIFIED IN ALL RESPECTS BY SUCH REFERENCE. COPIES OF THOSE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) WILL BE PROVIDED WITHOUT CHARGE UPON REQUEST AS DESCRIBED BELOW. REQUESTS FOR DOCUMENTS REGARDING CCBF SHOULD BE DIRECTED TO W. HAROLD PARKER, JR., SENIOR VICE PRESIDENT AND CONTROLLER, CCB FINANCIAL CORPORATION, POST OFFICE BOX 931, DURHAM, N.C. 27702, TELEPHONE (919) 683-7631. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE RECONVENED SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE BY FIVE
(5) BUSINESS DAYS PRIOR TO THE RECONVENED SPECIAL MEETING.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents previously filed by CCBF with the Commission (SEC File No. 0-12358) are incorporated by reference into the Prospectus/Proxy Statement and this Prospectus/Proxy Statement Supplement: (i) CCBF's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) CCBF's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (iii) CCBF's Current Reports on Form 8-K dated April 16, 1996, May 14, 1996, October 4, 1996 and November 26, 1996; and (iv)
the description of CCBF Stock contained in its current report on Form 8-K dated July 1, 1983, as amended by Form 8-K/A2 dated June 14, 1996, and its Forms 8-A dated July 29, 1996, as each is amended by CCBF's subsequent reports filed under the 1934 Act.



     In addition, all other documents filed by CCBF pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the date the reconvened Special Meeting has been finally adjourned shall be deemed to be incorporated by reference herein. Any statements contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of the Prospectus/Proxy Statement and this Prospectus/Proxy Statement Supplement to the extent that a statement contained therein or herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference therein or herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part thereof or hereof.

                                    SUMMARY


     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION ABOUT THE RECONVENED SPECIAL MEETING, THE AMENDED MERGER AGREEMENT AND THE TRANSACTIONS DESCRIBED THEREIN AND IS NOT TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING SALEM, CCBF, CCB BANK, THE MERGER OR OTHER MATTERS TO BE CONSIDERED AT THE RECONVENED SPECIAL MEETING. THE SUMMARY IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE MORE DETAILED INFORMATION INCLUDED IN THE PROSPECTUS/PROXY STATEMENT AND THIS PROSPECTUS/PROXY STATEMENT SUPPLEMENT, THE APPENDICES THERETO AND HERETO AND THE DOCUMENTS INCORPORATED THEREIN AND HEREIN BY REFERENCE. SHAREHOLDERS OF SALEM ARE URGED TO READ CAREFULLY THE ENTIRE PROSPECTUS/PROXY STATEMENT AND THIS PROSPECTUS/PROXY STATEMENT SUPPLEMENT, INCLUDING ALL APPENDICES. IF YOU HAVE DISCARDED THE PROSPECTUS/PROXY STATEMENT PREVIOUSLY RECEIVED BY YOU AND DESIRE ANOTHER COPY, YOU SHOULD CONTACT NORMAN D. POTTER, SALEM'S CHIEF FINANCIAL OFFICER AND SECRETARY, AT SALEM TRUST BANK, 2140 COUNTRY CLUB ROAD, WINSTON-SALEM, NORTH CAROLINA 27104, TELEPHONE (910) 777-1400 AT YOUR EARLIEST CONVENIENCE.


SPECIAL MEETING OF SALEM SHAREHOLDERS


     DATE, PLACE AND TIME. The Special Meeting will be reconvened at the Arts Council Theater, 610 Coliseum Drive, Winston-Salem, North Carolina, on Tuesday, January 21, 1997 at 10:00 o'clock, a.m., E.S.T.



     RECORD DATE. The close of business on October 2, 1996 remains fixed as the Record Date for the determination of shareholders entitled to notice of and to vote at the reconvened Special Meeting. Only those Salem shareholders of record on the Record Date will be eligible to vote at the reconvened Special Meeting. See "THE SPECIAL MEETING -- Record Date".



     REVOCATION OF APPOINTMENTS OF PROXY. Any Salem shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Salem either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the reconvened Special Meeting and announcing his or her intention to vote in person. See "THE SPECIAL MEETING -- Voting and Revocation of Proxies".



THE MERGER



     GENERAL. Salem, CCBF and CCBF's primary banking subsidiary, CCB Bank, have entered into the Amended Merger Agreement which provides for the Merger and certain other transactions as described therein. Salem is a North Carolina commercial bank. At September 30, 1996, Salem had assets of $158 million, deposits of $139 million, and shareholders' equity of $17 million. Its principal offices are located at 2140 Country Club Road, Winston-Salem, North Carolina 27104 and its telephone number at that address is (910) 777-1400. See "SALEM TRUST BANK".



     CCBF is a North Carolina corporation which is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHCA"), as a bank holding company. CCBF's principal subsidiaries are (i) CCB Bank, a North Carolina commercial bank headquartered in Durham, North Carolina and (ii) Central Carolina Bank-Georgia, a Georgia credit card bank headquartered in Columbus, Georgia. CCB Bank's subsidiaries are CCB Investment and Insurance Service Corporation, Southland Associates, Inc., and CCBDE, Inc. CCBF merged Graham Savings Bank, Inc., SSB, a savings bank subsidiary, with and into CCB Bank on October 4, 1996. See "CCB FINANCIAL CORPORATION -- Subsidiaries". At September 30, 1996, CCBF had consolidated assets of $5.2 billion, consolidated deposits of $4.4 billion, and consolidated shareholders' equity of $461.7 million. CCBF's principal offices are located at 111 Corcoran Street (Post Office Box 931), Durham, North Carolina 27702, and its telephone number at that address is (919) 683-7777. See "CCB FINANCIAL CORPORATION".



     CONVERSION OF SALEM STOCK AND EXCHANGE RATIO. At the Effective Time, each outstanding share of Salem Stock (other than shares as to which Salem's shareholders exercise their "Dissenters' Rights" under North Carolina law and shares held by CCBF, subsidiaries of CCBF or Salem other than in a fiduciary capacity or as a result of debts previously contracted) will be converted into, and thereafter may be exchanged for, (a) if the Average Price of a share of CCBF Stock is equal to or greater than $46.78, but equal to or less than $57.18, .41 of a share of CCBF Stock and .41 of a CCBF Right, (b) if the Average Price is greater than $57.18, that fraction of a share of CCBF Stock and that fraction of a CCBF Right computed by dividing the Average Price into $57.18 and multiplying the resulting quotient by .41, or (c) if the Average Price is less than $46.78, that fraction of a share of CCBF Stock and that fraction of a CCBF Right computed by dividing $46.78 by the Average Price and multiplying the resulting quotient by .41 (the "Exchange Ratio"). See "THE MERGER -- Conversion of Salem Stock and Stock Options; Exchange Ratio" and " -- Surrender and Exchange of Certificates", "RIGHTS OF DISSENTING SHAREHOLDERS", and "CAPITAL STOCK OF CCBF AND SALEM".

     RECOMMENDATION AND REASONS. SALEM'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SALEM'S SHAREHOLDERS VOTE TO APPROVE THE AMENDED MERGER AGREEMENT. Salem's Board of Directors has adopted the Amended Merger Agreement and believes the Merger and the actions to be taken in connection therewith are in the best interests of Salem and its shareholders, and unanimously recommends that Salem's shareholders vote FOR approval of the Amended Merger Agreement. In making its recommendation, the Salem Board considered, among other things, the opinion of its financial advisor issued prior to the execution of the Amended Merger Agreement that the proposed consideration to be paid by CCBF to Salem's shareholders under the Merger Agreement (i.e., .41 of a share of CCBF Stock and
 .41 of a CCBF Right for each outstanding share of Salem Stock) was fair to Salem's shareholders from a financial point of view. The Salem Board has concluded that the Exchange Ratio under the Amended Merger Agreement should provide a value to Salem's shareholders comparable to that computed under the exchange ratio provisions of the Merger Agreement prior to its amendment and, if the closing price of CCBF Stock on the Closing Date exceeds the Average Price (and both exceed $57.18), would provide an increase in the value received by Salem's shareholders over that contemplated in the Merger Agreement. See "THE MERGER -- Recommendation and Reasons" and " -- Salem Fairness Opinion".



     TERMINATION OF AMENDED MERGER AGREEMENT. The Amended Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after any requisite shareholder approval, (i) by mutual consent of the Board of Directors of Salem and the Boards of Directors of CCBF and CCB Bank; or (ii) by the Board of Directors of Salem or the Boards of Directors of CCBF and CCB Bank: (A) at any time after March 31, 1997 (unless the Merger is to be accounted for under the purchase method of accounting, in which case this date shall be June 30, 1997); (B) if any appropriate regulatory authority has denied approval of the Merger, or an order, judgment or decree of any such regulatory authority or court having jurisdiction has imposed any condition or requirement which would so substantially and adversely impact the economic or business benefits of the Merger as to render the consummation of the Merger inadvisable in the reasonable opinion of the Board of Directors of Salem or the Boards of Directors of CCBF and CCB Bank, and such denial or imposition has become final and nonappealable; (C) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Amended Merger Agreement, which breach is not cured within 30 days after written notice thereof is given by the non-breaching party; or (D) if there has occurred a suit or other proceeding by any governmental regulatory agency or body to restrain or prohibit the Merger, or a suit by a Salem or CCBF shareholder seeking to restrain the Merger or seeking material monetary damages should such transaction be consummated. The Salem Board may terminate the Amended Merger Agreement if, on or prior to the Closing Date and prior to the Effective Time, CCBF announces its merger with and into another company. See "THE MERGER -- Termination of Amended Merger Agreement". The provision of the Merger Agreement allowing CCBF and CCB Bank of Salem to terminate that Agreement if the Average Price is less than $46.78 or more than $57.18 has been deleted and is not contained in the Amended Merger Agreement.



     EFFECTIVE TIME. Assuming the receipt of all required approvals, it currently is expected that the Merger will become effective on January 24, 1997. See "THE MERGER -- Effective Time and Closing Date". The Board of Directors of Salem or the Boards of Directors of CCBF and CCB Bank may terminate the Amended Merger Agreement if the Effective Time shall not have occurred by March 31, 1997 (or June 30, 1997, if the Merger is to be accounted for as a purchase). See "THE MERGER -- Termination of Amended Merger Agreement".



     RIGHTS OF DISSENTING SHAREHOLDERS. Subject to certain conditions, each Salem shareholder has the right under the North Carolina Business Corporation Act (the "NCBCA") to "dissent" from the Merger and receive the "fair value" of the shareholder's shares of Salem Stock in cash ("Dissenters' Rights"). A Salem shareholder who (i) does not vote in favor of the Amended Merger Agreement, (ii) submits timely written notice of intent to demand payment for the shareholder's shares, (iii) demands payment and deposits the shareholder's share certificates by the date set forth in and in accordance with the terms and conditions of the "dissenters' notice" sent to such shareholder, and (iv) otherwise satisfies the requirements specified in Appendix B to the Prospectus/Proxy Statement, will be offered the amount Salem estimates to be the fair value of the shareholder's shares of Salem Stock, plus accrued interest to the date of payment, and will be paid such amount in cash provided the shareholder agrees in writing to accept such amount in full satisfaction of the shareholder's demand. In order to exercise Dissenters' Rights, a Salem shareholder must follow carefully all steps described in Appendix B. See "RIGHTS OF DISSENTING SHAREHOLDERS" and Appendix B to the Prospectus/Proxy Statement. If you have discarded your Prospectus/Proxy Statement, one will be provided to you upon request. A Salem shareholder who returns a signed appointment of proxy, but fails to provide instructions as to the manner in which such shares are to be voted, will be deemed to have voted in favor of the Amended Merger Agreement and will not be entitled to assert Dissenters' Rights.

CCBF STOCK AND SALEM STOCK; DIVIDENDS



     CCBF STOCK AND SALEM STOCK. Transactions in CCBF Stock were quoted on the National Market System of The Nasdaq Stock Market, Inc. (the "Nasdaq National Market") until August 13, 1996. On August 14, 1996, CCBF Stock was listed on the NYSE, and the reporting of transactions in CCBF Stock on the Nasdaq National Market terminated. As of September 30, 1996, there were 15,061,334 shares of CCBF Stock outstanding and held by approximately 7,400 holders of record.


     Currently there is no established market on which Salem Stock is regularly traded nor are transactions in Salem Stock reported by any quotations system. Purchases and sales of Salem Stock occur, from time to time, in private transactions in an informal match market. As of the Record Date, there were 1,841,232 shares of Salem Stock outstanding and held by approximately 509 holders of record.

     The following table sets forth for the periods indicated (i) information on the price range of CCBF Stock and shows the high and low closing sales prices as quoted by the Nasdaq National Market or reported by the NYSE, as applicable,
(ii) the high and low sales prices of privately negotiated transactions in Salem Stock of which Salem is aware, and (iii) the cash dividends declared per share by each of CCBF and Salem. All sales prices for CCBF Stock and Salem Stock are shown without retail markups, markdowns, or commissions. Because transactions in Salem Stock occur in private transactions and Salem may not be aware of all such transactions occurring during the periods indicated, the sales prices for Salem Stock shown should not be taken as indicative of the market value of Salem Stock at any specific time or of the existence of any established trading market for Salem Stock.


                                                                             CCBF STOCK                     SALEM STOCK
                                                                     HIGH      LOW      DIVIDEND     HIGH      LOW      DIVIDEND
1996
1st Quarter......................................................   $55.75    $49.25      $.38      $14.00    $13.50      $.10(2)
2nd Quarter......................................................    54.75     49.75       .38       14.50     14.50        --
3rd Quarter......................................................    55.00     49.50       .42       14.50     14.50        --
4th Quarter (1)..................................................    62.00     54.75       .42       14.50     14.50        --

1995
1st Quarter......................................................    38.75     34.00       .34        9.00      9.00        --
2nd Quarter......................................................    42.75     38.00       .34        9.13      9.00        --
3rd Quarter......................................................    51.63     41.75       .38       12.25      9.75        --
4th Quarter......................................................    56.50     48.50       .38       13.50     12.25        --

1994
1st Quarter......................................................    37.50     32.75       .32        8.00      8.00        --
2nd Quarter......................................................    40.00     33.25       .32        8.00      8.00        --
3rd Quarter......................................................    44.50     39.25       .34        8.50      8.00        --
4th Quarter......................................................    44.00     32.75       .34        9.00      8.63       .08



(1) Through November 15, 1996.


(2) Although this dividend was declared in January, 1996, it represents a dividend to shareholders based on 1995 net income.


     The following table sets forth the closing sales prices per share of CCBF Stock, the sales prices per share of Salem Stock of which Salem is aware, and the per share prices of Salem Stock equivalent to the closing sales prices of CCBF Stock (which prices represent the closing prices per share of CCBF Stock multiplied by the Exchange Ratio) on May 13, 1996, the business day preceding the public announcement of the Merger, on October 2, 1996, the most recent practicable business day prior to the date of the Prospectus/Proxy Statement, and on November 15, 1996, the most recent practicable business day prior to the date of this Prospectus/Proxy Statement Prospectus:



                                                                                           EQUIVALENT PER
PRICE PER SHARE AT                                            CCBF STOCK    SALEM STOCK     SHARE PRICE
May 13, 1996...............................................     $52.75          14.50(1)       $21.63
October 2, 1996............................................      55.25          14.50(2)        22.65
November 15, 1996..........................................      62.00          14.50(2)        24.22(3)


(1) Sales price of trade of Salem Stock on April 30, 1996, the last trade in Salem Stock known by Salem's management to have occurred before May 13, 1996.

(2) No transactions in Salem Stock are known by Salem's management to have occurred since April 30, 1996.

(3) Assumes Average Price of $60.01 (the average closing price for the first 14 days of the 60 trading day period ending January 23, 1997).


SELECTED FINANCIAL INFORMATION

     The following tables set forth certain selected consolidated financial information for CCBF and Salem on a historical basis and for CCBF on an unaudited pro forma combined basis. This financial information has been based on, and should be read in conjunction with, CCBF's audited financial statements and interim unaudited financial statements, including the related notes thereto, which are incorporated herein by reference, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", and Salem's audited financial statements and interim unaudited financial statements, including the related notes thereto, which are set forth herein. In the opinion of the respective managements of CCBF and Salem, all adjustments necessary for a fair presentation of results of interim periods of CCBF and Salem (none of which were other than normal accruals) have been included.


     The selected unaudited pro forma combined financial information has been prepared using historical financial information for CCBF and Salem and assuming that the Merger had been effective prior to the periods presented and was accounted for under the pooling-of-interests method of accounting. For a description of the pooling-of-interests accounting method with respect to the Merger and the related effects on the historical financial statements of CCBF, see "THE MERGER -- Accounting Treatment". The pro forma combined share information was computed by adding CCBF's historical share information and the resultant of multiplying Salem's historical share information by the Exchange Ratio. The Exchange Ratio was calculated by dividing the Average Price as of November 15, 1996 of $60.01 (the "Assumed CCBF Average Price") into $57.18 and multiplying the resulting quotient by .41. The pro forma combined financial information presented is not necessarily indicative of actual results that might have been achieved had the Merger been consummated prior to the periods presented, and is not indicative of future results that may be obtained on a combined basis. The pro forma combined financial information does not reflect any Merger-related expenses which may be recognized or cost savings from operating efficiencies which may be realized in connection with the Merger. Current estimates of Merger-related expenses are $1.4 million. CCBF currently anticipates cost savings of approximately $1.5 million associated with possible operating efficiencies and synergies, but no such savings are assured. It is anticipated that any such cost savings will be achieved, if at all, only in the fiscal quarters following the quarter in which the expenses of the Merger are recognized.

CCB FINANCIAL CORPORATION


                                             NINE MONTHS
                                          ENDED SEPTEMBER 30
                                             (UNAUDITED)                          YEARS ENDED DECEMBER 31
                                           1996        1995        1995        1994        1993        1992        1991
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income.......................  $  294,537     285,019     383,514     309,899     254,912     241,589     269,638
Interest expense......................     134,433     132,941     179,404     126,366     101,956     105,766     143,989
Net interest income...................     160,104     152,078     204,110     183,533     152,956     135,823     125,649
Provision for loan and
  lease losses........................       9,000       5,776       8,183       9,279       7,106       7,831       9,331
Net interest income after
  provision...........................     151,104     146,302     195,927     174,254     145,850     127,992     116,318
Other income..........................      45,563      39,888      53,267      48,630      46,617      39,570      41,261
Net investment securities gains
  (losses)............................         510        (982)       (978)        357       2,962       2,073         605
Other expenses (1)....................     121,659     123,106     160,223     147,287     129,452     116,114     110,983
Income before income taxes and
  cumulative changes in accounting
  principles..........................      75,518      62,102      87,993      75,954      65,977      53,521      47,201
Income taxes (2)......................      24,367      21,305      30,133      30,843      21,913      18,238      14,470
Income before cumulative changes in
  accounting principles...............      51,151      40,797      57,860      45,111      44,064      35,283      32,731
Cumulative changes in accounting
  principles (3)......................          --          --          --          --      (1,371)         --          --
Net income............................  $   51,151      40,797      57,860      45,111      42,693      35,283      32,731
PER SHARE
Income before cumulative changes in
  accounting principles:
  Primary.............................  $     3.40        2.73        3.87        2.94        3.10        2.60        2.42
  Fully diluted (4)...................        3.40        2.73        3.87        2.94        3.05        2.52        2.35
Net income:
  Primary.............................        3.40        2.73        3.87        2.94        3.00        2.60        2.42
  Fully diluted (4)...................        3.40        2.73        3.87        2.94        2.95        2.52        2.35
Cash dividends........................        1.18        1.06        1.44        1.32        1.24        1.14       1.047
Book value............................       30.65       27.73       28.98       24.75       24.43       22.42       20.66
Average shares outstanding:
  Primary.............................      15,042      14,948      14,949      15,354      14,230      13,580      13,539
  Fully diluted (4)...................      15,042      14,948      14,949      15,354      14,612      14,494      14,476
AVERAGE BALANCES
Assets................................  $5,001,830   4,767,516   4,811,108   4,297,775   3,613,333   3,095,352   2,983,978
Loans and lease financing.............   3,462,469   3,234,469   3,251,613   2,823,525   2,299,599   2,018,812   1,979,879
Earning assets........................   4,717,983   4,477,320   4,521,780   4,021,814   3,365,274   2,875,280   2,766,431
Deposits..............................   4,272,649   4,109,736   4,148,526   3,676,139   3,137,037   2,687,980   2,584,251
Interest-bearing liabilities..........   3,944,877   3,795,894   3,824,793   3,376,509   2,820,219   2,412,176   2,368,185
Shareholders' equity..................     443,582     391,092     397,504     382,884     330,679     289,291     265,743

                                           NINE MONTHS
                                       ENDED SEPTEMBER 30
                                           (UNAUDITED)                             YEARS ENDED DECEMBER 31
                                        1996         1995         1995         1994         1993         1992         1991
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
SELECTED PERIOD END BALANCES
Assets............................   $5,157,844    4,902,122    5,089,786    4,720,688    4,186,578    3,225,929    3,072,968
Loans and lease financing.........    3,622,345    3,267,536    3,345,345    3,158,863    2,651,100    2,033,829    1,999,955
Reserve for loan and lease
  losses..........................       47,254       42,979       43,578       41,046       34,190       25,936       23,171
Deposits..........................    4,397,815    4,231,360    4,297,411    4,057,680    3,601,227    2,802,141    2,660,737
Shareholders' equity..............      461,704      414,610      433,517      371,151      375,224      306,773      279,992
RATIOS (ANNUALIZED)
Income before cumulative changes
  in accounting principles to:
  Average assets..................         1.37%        1.14         1.20         1.05         1.22         1.14         1.10
  Average shareholders'
     equity.......................        15.40        13.95        14.56        11.78        13.33        12.20        12.32
Net income to:
  Average assets..................         1.37         1.14         1.20         1.05         1.18         1.14         1.10
  Average shareholders'
     equity.......................        15.40        13.95        14.56        11.78        12.91        12.20        12.32
Net interest margin, taxable
  equivalent (5)..................         4.70         4.73         4.70         4.75         4.76         4.88         4.72
Net loan and lease losses to
  average loans and lease
  financing.......................          .21          .16          .17          .17          .20          .25          .37
Dividend payout ratio.............        34.71        38.83        37.21        44.90        41.33        43.85        43.26



(1) Other expenses for the nine months ended September 30, 1996 include an FDIC special assessment of $8.4 million to recapitalize the Savings Association Insurance Fund. The after-tax effect was to decrease net income by $.33 per share. Other expenses in 1995 and 1994 include merger-related expense of $10.3 million in 1995 related to CCBF's merger with Security Capital Bancorp ("SCBC") and $1.1 million in 1994 related to SCBC's acquisition of a savings and loan association. As a result, income per share was decreased by $.49 per share in 1995 and $.04 per share in 1994.



(2) During the third quarter of 1996, a tax benefit of $1.6 million was recorded for forgiveness of the recapture of tax bad debt reserves of a savings bank subsidiary which previously would have been required upon its merger with a commercial bank. Net income per share was increased by $.10 as a result thereof. Income taxes for 1994 include a one-time charge of approximately $5.6 million of deferred tax liabilities recorded in conjunction with the merger of SCBC's three savings bank subsidiaries into its commercial bank subsidiary. As a result, income per share was decreased by $.37 for the year.


(3) The cumulative changes in accounting principles reflect the 1993 adoptions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") which resulted in a one-time net charge of $2.3 million ($3.7 million pre-tax) in recognition of the entire Accumulated Postretirement Benefit Obligation, and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which resulted in a one-time benefit of $900,000.

(4) Assumes full conversion of convertible subordinated debentures issued by CCBF in 1985. The convertible subordinated debentures were called for redemption during 1993 and substantially all were converted into CCBF Stock.

(5) Net interest margin is computed by dividing taxable equivalent net interest income by average earnings assets.

SALEM TRUST BANK


                                              NINE MONTHS
                                          ENDED SEPTEMBER 30
                                              (UNAUDITED)                         YEARS ENDED DECEMBER 31
                                           1996         1995        1995        1994        1993        1992        1991
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income.......................   $  9,307        6,595       9,337       5,320       4,457       4,490       5,230
Interest expense......................      4,605        3,074       4,571       2,397       2,307       2,664       3,459
Net interest income...................      4,702        3,521       4,766       2,923       2,150       1,826       1,771
Provision for loan losses.............        132          338         545          50       --             40         118
Net interest income after provision...      4,570        3,183       4,221       2,873       2,150       1,786       1,653
Other income..........................        896          556         928         646         434         167          79
Other expenses........................      3,086        2,513       3,385       2,210       1,876       1,403       1,232
Income before income taxes and
  cumulative change in accounting
  principles..........................      2,380        1,226       1,764       1,309         708         550         500
Income taxes..........................        928          595         720         506         250         196         123
Income before cumulative change in
  accounting principles...............      1,452          631       1,044         803         458         354         377
Cumulative change in accounting
  principles (1)......................      --           --          --          --          --             61       --
Net income............................   $  1,452          631       1,044         803         458         415         377
PER SHARE
Net income:
  Primary.............................   $    .83          .49         .72         .76         .44         .40         .36
  Fully diluted (2)...................        .80          .46         .67         .70         .42         .40         .36
Cash dividends........................        .10(3)     --          --            .08       --          --          --
Book value............................       9.36         8.27        8.52        7.29        6.60        6.16        5.76
Average shares outstanding:
  Primary.............................      1,744        1,292       1,448       1,051       1,040       1,040       1,035
  Fully diluted (2)...................      1,835        1,505       1,685       1,267       1,207       1,040       1,035
AVERAGE BALANCES
Assets................................   $156,336      103,229     113,881      83,481      80,884      76,319      66,805
Loans.................................    112,854       82,601      87,414      61,111      59,388      55,702      46,917
Earning assets........................    150,307       98,119     107,750      77,812      76,439      72,570      63,425
Deposits..............................    138,230       89,670      98,414      71,555      71,626      69,584      60,328
Interest-bearing liabilities..........    127,912       83,990      93,055      69,040      67,463      65,055      57,728
Stockholders' equity..................     15,578       10,313      11,104       7,226       6,618       6,215       5,837
SELECTED PERIOD END BALANCES
Assets................................   $158,069      137,348     154,091      90,545      88,066      86,088      79,999
Loans.................................    116,707      100,068     106,231      66,966      60,447      58,500      59,213
Allowance for loan losses.............      1,434        1,095       1,302         757         714         714         674
Deposits..............................    139,187      120,686     136,451      79,316      78,314      79,042      73,367
Stockholders' equity..................     17,227       13,199      13,608       7,581       6,861       6,404       5,989
RATIOS (ANNUALIZED)
Net income to:
  Average assets......................       1.24%         .82         .92         .96         .57         .54         .56
  Average stockholders' equity........      12.45         8.18        9.40       11.11        6.92        6.68        6.46
Net interest margin, taxable
  equivalent (4)......................       4.24         4.81        4.43        3.78        2.84        2.54        2.81
Net loan losses to average loans......      --           --          --            .01       --          --          --
Dividend payout ratio.................      12.05        --          --          10.53       --          --          --


(1) The cumulative change in accounting principles reflects the 1992 adoption of SFAS 109 which resulted in a one-time benefit of $61,000.

(2) Assumes full conversion of convertible subordinated notes issued in 1993. The convertible subordinated notes were called for redemption in 1996 and substantially all were converted into Salem Stock.

(3) Although this dividend was declared in January, 1996, it represents a dividend to shareholders based on 1995 net income.

(4) Net interest margin is computed by dividing taxable equivalent net interest income by average earning assets.

CCB FINANCIAL CORPORATION PRO FORMA COMBINED


                                           NINE MONTHS
                                       ENDED SEPTEMBER 30
                                           (UNAUDITED)                             YEARS ENDED DECEMBER 31
                                        1996         1995         1995         1994         1993         1992         1991
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income...................   $  303,844      291,614      392,851      315,219      259,369      246,079      274,868
Interest expense..................      139,038      136,015      183,975      128,763      104,263      108,430      147,448
Net interest income...............      164,806      155,599      208,876      186,456      155,106      137,649      127,420
Provision for loan and lease
  losses..........................        9,132        6,114        8,728        9,329        7,106        7,871        9,449
Net interest income after
  provision.......................      155,674      149,485      200,148      177,127      148,000      129,778      117,971
Other income......................       46,459       40,444       54,195       49,276       47,051       39,737       41,340
Net investment securities gains
  (losses)........................          510         (982)        (978)         357        2,962        2,073          605
Other expenses (1)................      124,745      125,619      163,608      149,497      131,328      117,517      112,215
Income before income taxes and
  cumulative changes in accounting
  principles......................       77,898       63,328       89,757       77,263       66,685       54,071       47,701
Income taxes (2)..................       25,295       21,900       30,853       31,349       22,163       18,434       14,593
Income before cumulative changes
  in accounting principles........       52,603       41,428       58,904       45,914       44,522       35,637       33,108
Cumulative changes in accounting
  principles (3)..................           --           --           --           --       (1,371)          61           --
Net income........................   $   52,603       41,428       58,904       45,914       43,151       35,698       33,108
PER SHARE
Income before cumulative changes
  in accounting principles:
  Primary.........................   $     3.35         2.68         3.80         2.91         3.04         2.55         2.37
  Fully diluted (4)...............         3.34         2.67         3.78         2.90         2.99         2.48         2.31
Net income:
  Primary.........................         3.35         2.68         3.80         2.91         2.95         2.55         2.37
  Fully diluted (4)...............         3.34         2.67         3.78         2.90         2.90         2.48         2.31
Cash dividends (5)................         1.18         1.06         1.44         1.32         1.24         1.14        1.047
Book value........................        30.35        27.47        28.69        24.59        24.24        22.23        20.49
Average shares outstanding:
  Primary.........................       15,722       15,452       15,514       15,764       14,636       13,985       13,943
  Fully diluted (4)...............       15,757       15,535       15,606       15,848       15,082       14,899       14,880
AVERAGE BALANCES
Assets............................   $5,158,166    4,870,745    4,924,989    4,381,256    3,694,217    3,171,671    3,050,783
Loans and lease financing.........    3,575,323    3,317,070    3,339,027    2,884,636    2,358,987    2,074,514    2,026,796
Earning assets....................    4,868,290    4,575,439    4,629,530    4,099,626    3,441,713    2,947,850    2,829,856
Deposits..........................    4,410,879    4,199,406    4,246,940    3,747,694    3,208,663    2,757,564    2,644,579
Interest-bearing liabilities......    4,072,789    3,879,884    3,917,848    3,445,549    2,887,682    2,477,231    2,425,913
Shareholders' equity..............      459,160      401,405      408,608      390,110      337,297      295,506      271,580

                                           NINE MONTHS
                                       ENDED SEPTEMBER 30
                                           (UNAUDITED)                             YEARS ENDED DECEMBER 31
                                        1996         1995         1995         1994         1993         1992         1991
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
SELECTED PERIOD END BALANCES
Assets............................   $5,315,913    5,039,470    5,243,877    4,811,233    4,274,644    3,312,017    3,152,967
Loans and lease financing.........    3,739,052    3,367,604    3,451,576    3,225,829    2,711,547    2,092,329    2,059,168
Reserve for loan and lease
  losses..........................       48,688       44,074       44,880       41,803       34,904       26,650       23,845
Deposits..........................    4,537,002    4,352,046    4,433,862    4,136,996    3,679,541    2,881,183    2,734,104
Shareholders' equity..............      478,931      427,809      447,125      378,732      382,085      313,177      285,981
RATIOS (ANNUALIZED)
Income before cumulative changes
  in accounting principles to:
  Average assets..................         1.36%        1.14         1.20         1.05         1.21         1.12         1.09
  Average shareholders'
     equity.......................        15.30        13.80        14.42        11.77        13.20        12.06        12.19
Net income to:
  Average assets..................         1.36         1.14         1.20         1.05         1.17         1.13         1.09
  Average shareholders'
     equity.......................        15.30        13.80        14.42        11.77        12.79        12.08        12.19
Net interest margin, taxable
  equivalent (6)..................         4.68         4.74         4.70         4.73         4.72         4.90         4.76
Net loan and lease losses to
  average loans and lease
  financing.......................          .20          .15          .17          .17          .20          .24          .36
Dividend payout ratio (5).........        35.22        39.55        37.89        45.36        42.03        44.71        44.18



(1) Other expenses for the nine months ended September 30, 1996 include an FDIC special assessment of $8.4 million to recapitalize the Savings Association Insurance Fund. The after-tax effect was to decrease net income by $.32 per share. Other expenses in 1995 and 1994 include merger-related expense of $10.3 million in 1995 related to CCBF's merger with SCBC and $1.1 million in 1994 related to SCBC's acquisition of a savings and loan association. The after-tax effect of the merger-related expense was to decrease net income per share by $.47 per share in 1995 and $.04 per share in 1994.



(2) During the third quarter of 1996, a tax benefit of $1.6 million was recorded for forgiveness of the recapture of tax bad debt reserves of a savings bank subsidiary which previously would have been required upon its merger with a commercial bank. Net income per share was increased by $.10 as a result thereof. Income taxes for 1994 include a one-time charge of approximately $5.6 million of deferred tax liabilities recorded in conjunction with the merger of SCBC's three savings subsidiaries into its commercial bank subsidiary. As a result, income per share was decreased by $.35 for the year.


(3) The 1993 cumulative changes in accounting principles reflect CCBF's adoption of SFAS 106 which resulted in a one-time net charge of $2.3 million ($3.7 million pre-tax) and adoption of SFAS 109 which resulted in a one-time benefit of $900,000. The 1992 cumulative change in accounting principles reflects Salem's adoption of SFAS 109 which resulted in a one-time benefit of $61,000.

(4) Assumes (i) full conversion of convertible subordinated debentures issued by CCBF in 1985 which were outstanding until 1993 when substantially all were converted into CCBF Stock and (ii) full conversion of convertible subordinated notes issued by Salem in 1993 which were outstanding until 1996 when substantially all were converted into Salem's Stock.

(5) CCBF pro forma combined dividends per share represent historical dividends per share paid by CCBF.

(6) Net interest margin is computed by dividing taxable equivalent net interest income by average earning assets.

                           COMPARATIVE PER SHARE DATA


     The following unaudited consolidated financial information reflects certain comparative per share data at the dates and for the periods presented relating to (i) net income, book value and cash dividends per common share of CCBF Stock and Salem Stock on a historical basis, and (ii) net income, book value and cash dividends per common share on a pro forma combined and equivalent per share of Salem Stock basis (each assuming the Merger became effective prior to the periods presented and was accounted for as a pooling-of-interests). See "THE MERGER -- Accounting Treatment". The data presented should be read in conjunction with and has been derived from the historical consolidated financial statements of CCBF and the related notes thereto, incorporated herein by reference, and the historical financial statements of Salem and the related notes thereto, contained herein, and in conjunction with the unaudited pro forma combined condensed financial information, including the related notes thereto, included elsewhere in this Prospectus/Proxy Statement Supplement. See "PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION".



                                                                                                        AT               AT
                                                                                                   SEPTEMBER 30,    DECEMBER 31,
                                                                                                       1996             1995
BOOK VALUE PER COMMON SHARE:
  CCBF (1)......................................................................................      $ 30.65           28.98
  Salem (1).....................................................................................         9.36            8.52
  Pro Forma Combined (2)........................................................................        30.35           28.69
  Equivalent per share of Salem Stock (3).......................................................        11.84           11.19



                                                                          NINE MONTHS
                                                                             ENDED                       YEAR ENDED
                                                                         SEPTEMBER 30,                  DECEMBER 31,
                                                                         1996      1995    1995     1994    1993    1992    1991
CASH DIVIDENDS PER COMMON SHARE:
  CCBF................................................................   $1.18     1.06     1.44    1.32    1.24    1.14    1.047
  Salem...............................................................     .10(4)   --        --     .08     --      --        --
  Pro Forma Combined (5)..............................................    1.18     1.06     1.44    1.32    1.24    1.14    1.047
  Equivalent per share of Salem Stock (3).............................     .46      .41      .56     .51     .48     .44      .41
INCOME BEFORE CUMULATIVE CHANGES IN ACCOUNTING PRINCIPLES PER PRIMARY
  COMMON SHARE:
  CCBF................................................................    3.40     2.73     3.87    2.94    3.10    2.60     2.42
  Salem...............................................................     .83      .49      .72     .76     .44     .34      .36
  Pro Forma Combined (6)..............................................    3.35     2.68     3.80    2.91    3.04    2.55     2.37
  Equivalent per share of Salem Stock (3).............................    1.31     1.05     1.48    1.13    1.19     .99      .92
INCOME BEFORE CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLES PER FULLY
  DILUTED COMMON SHARE (7):
  CCBF................................................................    3.40     2.73     3.87    2.94    3.05    2.52     2.35
  Salem...............................................................     .80      .46      .67     .70     .42     .34      .36
  Pro Forma Combined (8)..............................................    3.34     2.67     3.78    2.90    2.99    2.48     2.31
  Equivalent per share of Salem Stock (3).............................    1.30     1.04     1.47    1.13    1.17     .97      .90


(1) CCBF and Salem historical book values per share are computed using period end shares outstanding and do not include common share equivalents.


(2) The pro forma combined book values per share of CCBF Stock are based upon the combined historical total common equity for CCBF and Salem divided by total pro forma shares of CCBF Stock, assuming conversion of the Salem Stock at the Exchange Ratio using the Assumed CCBF Average Price.



(3) Salem pro forma equivalent per share amounts are computed by multiplying the CCBF pro forma combined amounts by the Exchange Ratio using the Assumed CCBF Average Price.


(4) Although this dividend was declared in January, 1996, it represents a dividend to shareholders based on 1995 net income.

(5) CCBF pro forma combined dividends per share represent historical dividends per share paid by CCBF.

(6) The pro forma combined income per primary common share before cumulative changes in accounting principles is based on the combined historical income before cumulative changes in accounting principles of CCBF and Salem divided by the pro forma combined weighted average primary common shares of CCBF.

(7) Assumes (i) full conversion of convertible subordinated debentures issued by CCBF in 1985 which were called for redemption during 1993 and substantially all were converted into shares of CCBF Stock, and (ii) full conversion of convertible subordinated notes issued by Salem in 1993 which were outstanding until 1996 when substantially all were converted into shares of Salem Stock.

(8) The pro forma combined income before cumulative changes in accounting principles per fully diluted share is based on the combined historical income before cumulative changes in accounting principles of CCBF and Salem divided by the weighted average pro forma combined fully diluted common shares of CCBF.

                              THE SPECIAL MEETING

GENERAL; PROPOSALS TO BE CONSIDERED


     The Prospectus/Proxy Statement was furnished, and this Prospectus/Proxy Statement Supplement is being furnished, to holders of Salem Stock in connection with the solicitation of proxies by Salem's Board of Directors for use at the Special Meeting (and the reconvening of the Special Meeting) which was called to consider and vote upon (i) a proposal to approve the Amended Merger Agreement, and (ii) to transact such other business as may properly come before the reconvened Special Meeting or any further adjournments thereof. Each copy of this Prospectus/Proxy Statement Supplement mailed to holders of Salem Stock is accompanied by an appointment of proxy for use at the reconvened Special Meeting.



     HOLDERS OF SALEM STOCK ARE URGED TO COMPLETE, DATE AND SIGN THE APPOINTMENT OF PROXY WHICH ACCOMPANIES THEIR COPY OF THIS PROSPECTUS/PROXY STATEMENT SUPPLEMENT AND TO RETURN IT IMMEDIATELY TO SALEM.



     APPOINTMENTS OF PROXY COMPLETED AND RETURNED IN RESPONSE TO THE PROSPECTUS/PROXY STATEMENT WILL NOT BE USED AT THE RECONVENED SPECIAL MEETING. IN ORDER TO VOTE BY PROXY AT THE RECONVENED SPECIAL MEETING THE ACCOMPANYING APPOINTMENT OF PROXY MUST BE COMPLETED, DATED, SIGNED AND RETURNED TO SALEM.


DATE, PLACE AND TIME


     The reconvened Special Meeting will be held at Arts Council Theater, 610 Coliseum Drive, Winston-Salem, North Carolina on Tuesday, January 21, 1997 at 10:00 o'clock, a.m., E.S.T.


RECORD DATE


     The Record Date fixed by Salem's Board of Directors, the close of business on October 2, 1996, for the determination of the holders of Salem Stock entitled to receive notice and to vote at the Special Meeting remains the Record Date for such determination in connection with the reconvened Special Meeting.



VOTING AND REVOCATION OF PROXIES



     Proxies previously submitted in response to the Prospectus/Proxy Statement will not be voted at the reconvened Special Meeting. New proxies are being solicited pursuant to this Prospectus/Proxy Statement Supplement. Shares of Salem Stock represented by an appointment of proxy properly signed and received at or prior to the reconvened Special Meeting will be voted as instructed therein, unless subsequently revoked by the death or incapacity of the shareholder executing it, and notice of such death or incapacity is filed with the Secretary of Salem or with any other person authorized to tabulate votes on behalf of Salem before such shares are voted. If an appointment of proxy is signed and returned without indicating any voting instructions, shares of Salem Stock represented thereby will be voted FOR the Amended Merger Agreement. An appointment of proxy may be revoked by the person giving it at any time before the shares represented thereby are voted by the filing with the Secretary of Salem prior to or at the reconvened Special Meeting of an instrument revoking it or of a duly executed appointment of proxy bearing a later date, or by voting in person at the reconvened Special Meeting. All written notices of revocation and other communications with respect to revocation of Salem proxies should be addressed as follows: Salem Trust Bank, 2140 Country Club Road, Winston-Salem, North Carolina 27104, Attn: Norman D. Potter, Chief Financial Officer and Secretary. Attendance at the reconvened Special Meeting will not in and of itself constitute revocation of an appointment of proxy.



     The Board of Directors of Salem is not aware of any business to be acted upon at the reconvened Special Meeting other than as described herein. If, however, other matters are properly brought before the reconvened Special Meeting, or any further adjournments thereof, the Proxies appointed for the reconvened Special Meeting will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent permissible under the applicable state law and federal securities law.


RECOMMENDATION AND REASONS


     Salem's Board of Directors has unanimously adopted the Amended Merger Agreement. The Board believes the Merger will provide Salem's shareholders with an increase in the value of their stockholdings, an increase in the current individual return on their investments, and an opportunity to participate in further appreciation in the value of the shares of CCBF Stock they acquire in the Merger. The Board believes the combination of Salem and CCBF will allow Salem's shareholders to participate in the ownership of a larger entity which will be able to compete more effectively in the economic and competitive environments facing financial institutions than would Salem on an independent basis. On this basis, Salem's Board has concluded that the Merger is fair to, and in the best interests of, Salem's shareholders, and has adopted and determined to recommend that Salem's shareholders approve the Amended Merger Agreement. See "THE
MERGER -- Recommendation and Reasons".



                                   THE MERGER



     THE FOLLOWING SUPPLEMENTS THE SUMMARY OF INFORMATION ABOUT THE MERGER AND CERTAIN OF THE IMPORTANT TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS DESCRIBED THEREIN SET FORTH IN THE PROSPECTUS/PROXY STATEMENT, AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING THE MERGER. THIS SUPPLEMENTAL DISCUSSION AND SUCH SUMMARY IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE FULL MERGER AGREEMENT ATTACHED AS APPENDIX A TO THE PROSPECTUS/PROXY STATEMENT, THE AMENDMENTS TO THE MERGER AGREEMENT ATTACHED AS APPENDIX A TO THIS PROSPECTUS/PROXY STATEMENT SUPPLEMENT COMPRISING THE AMENDED MERGER AGREEMENT, THE STATUTES REGARDING DISSENTERS' RIGHTS ATTACHED AS APPENDIX B TO THE PROSPECTUS/PROXY STATEMENT, AND THE OTHER APPENDICES TO THE PROSPECTUS/PROXY STATEMENT (EACH OF WHICH IS INCORPORATED HEREIN BY REFERENCE). ALL SALEM SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, APPENDIX A TO THIS PROSPECTUS/PROXY STATEMENT SUPPLEMENT, AND THE OTHER APPENDICES IN THEIR ENTIRETY.



CONVERSION OF SALEM STOCK AND SALEM OPTIONS; EXCHANGE RATIO



     At the Effective Time, and without any further action on the part of Salem or its shareholders, each outstanding share of Salem Stock (other than shares held by CCBF, subsidiaries of CCBF or Salem, and other than shares as to which Salem shareholders properly exercise Dissenters' Rights) automatically will be converted into and become, and thereafter may be exchanged for a fraction of a newly issued share of CCBF Stock and a fraction of a CCBF Right. The Exchange Ratio set forth in the Amended Merger Agreement provides that such fraction will be: (a) if the Average Price is equal to or greater than $46.78, but equal to or less than $57.18, .41, (b) if the Average Price is greater than $57.18, the fraction computed by dividing $57.18 by the Average Price and multiplying the resulting quotient by .41; or (c) if the Average Price is less than $46.78, the fraction computed by dividing $46.78 by the Average Price and multiplying the resulting quotient by .41.


     At the Effective Time, all rights with respect to then outstanding Salem Options, whether or not then exercisable, will be converted into (at the Exchange Ratio) and will become rights with respect to CCBF Stock, and CCBF will assume Salem's obligations with respect to each such Salem Option in accordance with the terms of the applicable Salem Option Plan under which such Salem Option was granted and the related option agreement; provided, however, that pursuant to the Salem Option Plans all unvested Salem Options will become fully vested as a consequence of the Merger. See " -- Interests of Certain Persons with Respect to the Merger".

RECOMMENDATION AND REASONS


     SALEM'S BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE AMENDED MERGER AGREEMENT AND RECOMMENDS THAT SALEM'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDED MERGER AGREEMENT AND THE MERGER.



     At the time the Merger Agreement was initially entered into (July 1, 1996) and the time it was first amended (as of September 6, 1996), CCBF Stock generally was trading within a range of $50.00 to $53.00 per share. The initial Merger Agreement provided that if the closing sales price of CCBF Stock on the NYSE on the Closing Date was less than $46.78 or more than $57.18 either CCBF and CCB Bank or Salem could terminate the Merger Agreement. The parties subsequently amended the Merger Agreement as of September 6, 1996 to provide that if the Average Price of CCBF Stock was less than $46.78 or more than $57.18, such termination rights would be available.



     The 60 trading day period preceding January 24, 1997 commenced on October 29, 1996. During the first 14 days of that period (October 29th through November
15th), the closing price of CCBF Stock on the NYSE rose from $57.00 to $62.00 per share, and the average closing price for those 14 days was $60.01.



     As a consequence of this trend in the market price of CCBF Stock, CCBF and Salem entered into discussions about amending the Merger Agreement to establish a revised exchange ratio providing that, assuming the Average Price of CCBF Stock remains in excess of $57.18 (and the closing price of CCBF Stock on the Closing Date equals the Average Price), Salem's shareholders would receive at the Effective Time for each share of Salem Stock held CCBF Stock having a market value of at least $23.44 ($57.18 multiplied by .41), and providing further that if the closing price of CCBF Stock on the Closing Date exceeds the Average Price, Salem's shareholders would receive additional value equal to the excess of such closing price over the Average Price multiplied by the Exchange Ratio. For example, if the Average Price were $60.01 (the Average Price for October 29th through November 15th) and the closing price on the Closing Date were $62.00 (the closing price on November 15th), Salem's shareholders would receive
 .391 of a share of CCBF Stock for each of their shares of Salem Stock, a value in CCBF Stock as of the Effective Time of $24.24 ($62.00 multiplied by .391). If the closing price of CCBF Stock on the Closing Date is less than the Average Price, Salem's shareholders would receive less than $23.44 per share of Salem Stock. Salem also requested in these discussions, and CCBF and CCB Bank agreed to, a further modification to the Exchange Ratio calculation designed to provide that, assuming the market price of CCBF Stock at the Effective Time is less than $46.78, in certain circumstances Salem's shareholders would receive CCBF Stock having a market value of at least $19.18 ($46.78 multiplied by .41). For example, if the Average Price were $44.00 and the closing price on the Closing Date were an amount equal to or greater than the Average Price (e.g. $45.00), Salem's shareholders would receive .436 of a share of CCBF Stock for each of their shares of Salem Stock, a value in CCBF Stock at the Effective Time of $19.62. It should be noted, however, that the closing price of CCBF Stock on, and the Average Price as of, January 24, 1997 may be higher or lower than the figures used in the foregoing examples or may be within the range of $46.78 to $57.18.



     The amendments to the exchange ratio provisions of the Merger Agreement agreed upon by CCBF, CCB Bank and Salem are described in the explanation of the Exchange Ratio provisions of the Amended Merger Agreement herein and are set forth in Appendix A hereto.



     The modifications to the exchange ratio provisions of the Merger Agreement resulting in the Exchange Ratio provisions of the Amended Merger Agreement necessitated the deletion from the Amended Merger Agreement of the provision of the Merger Agreement permitting CCBF and CCB Bank or Salem to terminate the Merger Agreement if the Average Price is less than $46.78 or more than $57.18. As part of this negotiation process, Salem requested, and CCBF and CCB Bank agreed to, a new termination right for Salem. If, on or prior to the Closing Date and prior to the Effective Time, CCBF announces its merger with and into another company, Salem may terminate the Amended Merger Agreement.



     In the judgment of the Salem Board, the Exchange Ratio provisions of the Amended Merger Agreement, considered in light of the current level of CCBF Stock's market price, are reasonable and in the best interests of Salem and its shareholders.



AMENDMENT OF AMENDED MERGER AGREEMENT; WAIVER



     Prior to the Effective Time, any provision of the Amended Merger Agreement may be waived by the party entitled to the benefit of such provision; provided, however, that no condition may be waived which, if not satisfied, would result in a violation of any law or applicable governmental regulation. The Amended Merger Agreement may be amended, modified or supplemented at any time prior to the Effective Time, and whether before or after the reconvened Special Meeting, by an agreement in writing approved by Salem's, CCBF's and CCB Bank's respective Boards of Directors. However, following the reconvened Special Meeting and approval of the Amended Merger Agreement by CCB Bank's shareholder, no changes involving material matters, including the manner or basis in which shares of Salem Stock will be converted into and exchanged for CCBF Stock, may be made without the approval of Salem's shareholders and CCB Bank's shareholder.



TERMINATION OF AMENDED MERGER AGREEMENT



     The Amended Merger Agreement may be terminated, whether before or after the reconvened Special Meeting, upon the mutual consent of the Board of Directors of Salem and the Boards of Directors of CCBF and CCB Bank, and may be terminated by the Board of Directors of either Salem or CCBF and CCB Bank in the event, among other things, (i) of a material breach by the other party of any representations, warranty, covenant or other agreement in the Amended Merger Agreement which is not cured within 30 days after written notice to the party committing such breach; (ii) that any regulatory authority has denied approval of any of the transactions contemplated by the Amended Merger Agreement, or that an order, judgment or decree from any regulatory authority or any court having competent jurisdiction has imposed any condition or requirement which would so substantially and adversely impact the economic or business benefits of the Merger to such party as to render inadvisable in the reasonable opinion of such party's Board of Directors the consummation of the Merger (provided that such denial or imposition has become final and nonappealable); (iii) of the occurrence of a suit or other proceeding by any regulatory authority or other governmental body or agency to restrain or prohibit any of the transactions contemplated by the Amended Merger Agreement, or a suit by a Salem or CCBF shareholder seeking to restrain such transactions or to obtain material money damages should such transactions be consummated (unless counsel for the party wishing to proceed with the Merger renders an opinion that such a suit is likely to be resolved in a way which would not deprive any party of the material benefits of the Merger or in a way which would not result in substantial money damages to one or more directors of such party which would not be covered by insurance); or (iv) that the Effective Time shall not have occurred on or before March 31, 1997; provided, however, that if pooling-of-interests accounting treatment is not permissible, this date shall be extended to June 30, 1997.


     Additionally, Salem may terminate the Amended Merger Agreement if, on or before the Closing Date and prior to the Effective Time, CCBF announces its merger with and into another company. The provision of the Merger Agreement allowing CCBF and CCB Bank or Salem to terminate that Agreement if the Average Price is less than $46.78 or more than $57.18 has been deleted and is not contained in the Amended Merger Agreement.


EFFECTIVE TIME AND CLOSING DATE


     It is currently anticipated that the Closing Date will be, and the Effective Time will occur on, January 24, 1997.

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited Pro Forma Combined Condensed Balance Sheet and Statements of Income and accompanying notes are presented to show the impact of the Merger on CCBF's and Salem's historical financial position and results of operations. The Merger is reflected in the Pro Forma Combined Condensed Balance Sheet and Statements of Income under the pooling-of-interests method of accounting. CCBF currently intends for the Merger to be accounted for under the pooling-of-interests method. However, if application of such accounting method should not be permissible, the Merger would be accounted for under the purchase method of accounting. See "THE MERGER -- Accounting Treatment" and
" -- Conditions to Merger". Under the purchase method of accounting, the acquiring corporation records at its costs the acquired assets less liabilities assumed. The difference between the cost of the acquired enterprise and the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed is recorded as goodwill. The reported income of an acquiring corporation includes the operations of the acquired enterprise after acquisition, adjusted for amortization of any assets arising from the acquisition.


     The unaudited Pro Forma Combined Condensed Balance Sheet presented assumes that the Merger was consummated on September 30, 1996 and the unaudited Pro Forma Combined Condensed Statements of Income assume that the Merger was consummated at the beginning of each period presented.


     The pro forma earnings are not necessarily indicative of actual results that might have been achieved had the Merger been consummated at the beginning of the periods presented, and may not be indicative of future results that will be obtained on a combined basis. The Pro Forma Combined Condensed Balance Sheet and Statements of Income do not reflect any Merger-related expenses which may be recognized or cost savings from operating efficiencies which may be realized in connection with the Merger. Current estimates of Merger-related expenses are $1.4 million. CCBF currently anticipates cost savings of approximately $1.5 million associated with these possible operating efficiencies and synergies, but no such savings are assured. It is anticipated that any such cost savings will not be achieved until the fiscal quarters following the quarter in which the expenses of the Merger are recognized.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET



                            AS OF SEPTEMBER 30, 1996
                                  (UNAUDITED)



                                                                                                                       CCBF
                                                                                                       PRO FORMA     PRO FORMA
                                                                                CCBF        SALEM     ADJUSTMENTS    COMBINED
                                                                                              (IN THOUSANDS)
ASSETS
Cash and due from banks...................................................   $  190,217      5,884       --            196,101
Time deposits in other banks..............................................       60,137      --          --             60,137
Federal funds sold and other short-term investments.......................      170,800     14,055       --            184,855
Investment securities:
  Available for sale......................................................      904,857      2,462       --            907,319
  Held to maturity........................................................       74,197     16,805       --             91,002
Loans and lease financing.................................................    3,622,345    116,707       --          3,739,052
  Less reserve for loan and lease losses..................................       47,254      1,434       --             48,688
     Net loans and lease financing........................................    3,575,091    115,273       --          3,690,364
Premises and equipment....................................................       66,273      1,865       --             68,138
Other assets..............................................................      116,272      1,725       --            117,997
     Total assets.........................................................   $5,157,844    158,069       --          5,315,913
LIABILITIES
Deposits:
  Noninterest-bearing.....................................................   $  554,294     16,823       --            571,117
  Interest-bearing........................................................    3,843,521    122,364       --          3,965,885
     Total deposits.......................................................    4,397,815    139,187       --          4,537,002
Short-term borrowed funds.................................................      143,058      --          --            143,058
Long-term debt............................................................       59,046      --          --             59,046
Other liabilities.........................................................       96,221      1,655       --             97,876
     Total liabilities....................................................    4,696,140    140,842       --          4,836,982
SHAREHOLDERS' EQUITY
Common stock..............................................................       75,307      4,603       (1,013)(1)     78,897
Additional paid-in capital................................................       90,253      8,063        1,013(1)      99,329
Retained earnings.........................................................      294,632      4,561       --            299,193(2)
Unrealized gain on investment securities available for sale...............        2,504      --          --              2,504
Less: Unearned common stock held by management
  recognition plans.......................................................         (992)     --          --               (992)
     Total shareholders' equity...........................................      461,704     17,227       --            478,931
     Total liabilities and shareholders' equity...........................   $5,157,844    158,069       --          5,315,913



(1) Using an Exchange Ratio based on the Assumed CCBF Average Price for conversion of Salem Stock into CCBF Stock. At September 30, 1996, CCBF and Salem had 15,061,334 and 1,841,232 shares outstanding, respectively.



(2) The pro forma combined retained earnings do not reflect any Merger-related expenses which may be recognized or cost savings from operating efficiencies which may be realized in connection with the Merger.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME



                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)



                                                                                                                     CCBF
                                                                                                                  PRO FORMA
                                                                                          CCBF        SALEM      COMBINED (1)
                                                                                               (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Loans and leases...................................................................   $238,042      7,779         245,821
  Investment securities..............................................................     45,445        785          46,230
  Other..............................................................................     11,050        743          11,793
     Total interest income...........................................................    294,537      9,307         303,844
INTEREST EXPENSE
  Deposits...........................................................................    126,938      4,564         131,502
  Long-term debt and other borrowings................................................      7,495         41           7,536
     Total interest expense..........................................................    134,433      4,605         139,038
Net interest income..................................................................    160,104      4,702         164,806
Provision for loan and lease losses..................................................      9,000        132           9,132
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES........................    151,104      4,570         155,674
OTHER INCOME
  Service charges on deposit accounts................................................     21,571        107          21,678
  Nondeposit fees and commissions....................................................     12,424        776          13,200
  Merchant discount..................................................................      4,114       --             4,114
  Other..............................................................................      7,454         13           7,467
  Investment securities gains, net...................................................        510       --               510
     Total other income..............................................................     46,073        896          46,969
OTHER EXPENSES
  Personnel expense..................................................................     61,419      1,906          63,325
  Net occupancy and equipment expense................................................     16,261        322          16,583
  FDIC special assessment............................................................      8,400       --             8,400
  Other operating expenses...........................................................     35,579        858          36,437
     Total other expenses............................................................    121,659      3,086         124,745

INCOME BEFORE INCOME TAXES...........................................................     75,518      2,380          77,898
Income taxes.........................................................................     24,367        928          25,295
NET INCOME...........................................................................   $ 51,151      1,452          52,603
INCOME PER SHARE:
  Primary............................................................................   $   3.40        .83            3.35
  Fully diluted......................................................................       3.40        .80            3.34
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary............................................................................   15,041,590    1,743,707  15,721,636(2)
  Fully diluted......................................................................   15,041,590    1,835,019  15,757,247(2)



(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statement of Income.



(2) Using an Exchange Ratio based on the Assumed CCBF Average Price for conversion of Salem Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME



                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)



                                                                                                                     CCBF
                                                                                                                  PRO FORMA
                                                                                          CCBF        SALEM      COMBINED (1)
                                                                                               (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Loans and leases...................................................................   $227,018      5,931         232,949
  Investment securities..............................................................     46,472        154          46,626
  Other..............................................................................     11,529        510          12,039
     Total interest income...........................................................    285,019      6,595         291,614
INTEREST EXPENSE
  Deposits...........................................................................    124,880      2,972         127,852
  Long-term debt and other borrowings................................................      8,061        102           8,163
     Total interest expense..........................................................    132,941      3,074         136,015
Net interest income..................................................................    152,078      3,521         155,599
Provision for loan and lease losses..................................................      5,776        338           6,114
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES........................    146,302      3,183         149,485
OTHER INCOME
  Service charges on deposit accounts................................................     18,937         57          18,994
  Nondeposit fees and commissions....................................................     10,419        465          10,884
  Other..............................................................................     10,532         34          10,566
  Investment securities losses, net..................................................       (982)      --              (982)
     Total other income..............................................................     38,906        556          39,462
OTHER EXPENSES
  Personnel expense..................................................................     59,039      1,545          60,584
  Net occupancy and equipment expense................................................     16,224        263          16,487
  Other operating expenses...........................................................     37,510        705          38,215
  Merger-related expense.............................................................     10,333       --            10,333
     Total other expenses............................................................    123,106      2,513         125,619

INCOME BEFORE INCOME TAXES...........................................................     62,102      1,226          63,328
Income taxes.........................................................................     21,305        595          21,900
NET INCOME...........................................................................   $ 40,797        631          41,428
NET INCOME PER SHARE:
  Primary............................................................................   $   2.73        .49            2.68
  Fully diluted......................................................................       2.73        .46            2.67
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary............................................................................   14,947,700    1,292,033  15,451,593(2)
  Fully diluted......................................................................   14,947,700    1,505,328  15,534,778(2)



(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statement of Income.



(2) Using an Exchange Ratio based on the Assumed CCBF Average Price for conversion of Salem Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME



                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)



                                                                                                                     CCBF
                                                                                                                  PRO FORMA
                                                                                           CCBF        SALEM     COMBINED (1)
                                                                                                (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Loans and leases....................................................................   $305,165      8,145        313,310
  Investment securities...............................................................     61,281        267         61,548
  Other...............................................................................     17,068        925         17,993
     Total interest income............................................................    383,514      9,337        392,851
INTEREST EXPENSE
  Deposits............................................................................    168,983      4,437        173,420
  Long-term debt and other borrowings.................................................     10,421        134         10,555
     Total interest expense...........................................................    179,404      4,571        183,975
Net interest income...................................................................    204,110      4,766        208,876
Provision for loan and lease losses...................................................      8,183        545          8,728
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.........................    195,927      4,221        200,148
OTHER INCOME
  Service charges on deposit accounts.................................................     25,600         99         25,699
  Non-deposit fees and commissions....................................................     18,827        471         19,298
  Other...............................................................................      8,840        358          9,198
  Investment securities losses, net...................................................       (978)      --             (978)
     Total other income...............................................................     52,289        928         53,217
OTHER EXPENSES
  Personnel...........................................................................     79,298      2,061         81,359
  Net occupancy and equipment.........................................................     20,929        353         21,282
  Deposit and other insurance.........................................................      7,096         87          7,183
  Merger-related expenses.............................................................     10,333       --           10,333
  Other operating.....................................................................     42,567        884         43,451
     Total other expenses.............................................................    160,223      3,385        163,608
Income before income taxes............................................................     87,993      1,764         89,757
Income taxes..........................................................................     30,133        720         30,853
NET INCOME............................................................................   $ 57,860      1,044         58,904
NET INCOME PER SHARE:
  Primary.............................................................................   $   3.87        .72           3.80
  Fully diluted.......................................................................       3.87        .67           3.78
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary.............................................................................   14,949,063    1,447,700 15,513,666(2)
  Fully diluted.......................................................................   14,949,063    1,684,659 15,606,080(2)



(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statement of Income.



(2) Using an Exchange Ratio based on the Assumed CCBF Average Price for conversion of Salem Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME



                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)



                                                                                                                     CCBF
                                                                                                                  PRO FORMA
                                                                                           CCBF        SALEM     COMBINED (1)
                                                                                                (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Loans and leases....................................................................   $243,577      4,620        248,197
  Investment securities...............................................................     58,301        319         58,620
  Other...............................................................................      8,021        381          8,402
     Total interest income............................................................    309,899      5,320        315,219
INTEREST EXPENSE
  Deposits............................................................................    117,408      2,267        119,675
  Long-term debt and other borrowings.................................................      8,958        130          9,088
     Total interest expense...........................................................    126,366      2,397        128,763
Net interest income...................................................................    183,533      2,923        186,456
Provision for loan and lease losses...................................................      9,279         50          9,329
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.........................    174,254      2,873        177,127
OTHER INCOME
  Service charges on deposit accounts.................................................     23,452         78         23,530
  Non-deposit fees and commissions....................................................     18,923        315         19,238
  Other...............................................................................      6,255        253          6,508
  Investment securities gains, net....................................................        357       --              357
     Total other income...............................................................     48,987        646         49,633
OTHER EXPENSES
  Personnel...........................................................................     71,990      1,312         73,302
  Net occupancy and equipment.........................................................     21,492        228         21,720
  Deposit and other insurance.........................................................      9,032        170          9,202
  Merger-related expense..............................................................      1,100       --            1,100
  Other operating.....................................................................     43,673        500         44,173
     Total other expenses.............................................................    147,287      2,210        149,497
Income before income taxes............................................................     75,954      1,309         77,263
Income taxes..........................................................................     30,843        506         31,349
NET INCOME............................................................................   $ 45,111        803         45,914
NET INCOME PER SHARE:
  Primary.............................................................................   $   2.94        .76           2.91
  Fully diluted.......................................................................       2.94        .70           2.90
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary.............................................................................   15,354,319    1,050,534 15,764,027(2)
  Fully diluted.......................................................................   15,354,319    1,267,064 15,848,474(2)



(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statement of Income.



(2) Using an Exchange Ratio based on the Assumed CCBF Average Price for conversion of Salem Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME



                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)



                                                                                                                     CCBF
                                                                                                                  PRO FORMA
                                                                                           CCBF        SALEM     COMBINED (1)
                                                                                                (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Loans and leases....................................................................   $196,588      3,872        200,460
  Investment securities...............................................................     53,011        319         53,330
  Other...............................................................................      5,313        266          5,579
     Total interest income............................................................    254,912      4,457        259,369
INTEREST EXPENSE
  Deposits............................................................................     97,194      2,200         99,394
  Long-term debt and other borrowings.................................................      4,762        107          4,869
     Total interest expense...........................................................    101,956      2,307        104,263
Net interest income...................................................................    152,956      2,150        155,106
Provision for loan and lease losses...................................................      7,106         --          7,106
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.........................    145,850      2,150        148,000
OTHER INCOME
  Service charges on deposit accounts.................................................     23,184         95         23,279
  Non-deposit fees and commissions....................................................     16,143        131         16,274
  Other...............................................................................      7,290        208          7,498
  Investment securities gains, net....................................................      2,962       --            2,962
     Total other income...............................................................     49,579        434         50,013
OTHER EXPENSES
  Personnel...........................................................................     66,718      1,034         67,752
  Net occupancy and equipment.........................................................     20,034        182         20,216
  Deposit and other insurance.........................................................      7,300        171          7,471
  Other operating.....................................................................     35,400        489         35,889
     Total other expenses.............................................................    129,452      1,876        131,328
Income before income taxes and cumulative changes in accounting principles............     65,977        708         66,685
Income taxes..........................................................................     21,913        250         22,163
INCOME BEFORE CUMULATIVE CHANGES IN ACCOUNTING PRINCIPLES (2).........................   $ 44,064        458         44,522
INCOME BEFORE CUMULATIVE CHANGES IN ACCOUNTING PRINCIPLE PER SHARE (2):
  Primary.............................................................................   $   3.10        .44           3.04
  Fully diluted.......................................................................       3.05        .42           2.99
WEIGHTED AVERAGE SHARES OUTSTANDING
  Primary.............................................................................   14,230,099    1,039,676 14,635,573(3)
  Fully diluted.......................................................................   14,611,692    1,206,702 15,082,306(3)



(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statement of Income.



(2) Income before cumulative changes in accounting principles and primary and fully diluted income per share before cumulative changes in accounting principles do not include the cumulative effect of changes in accounting principles resulting from the adoption by CCBF on January 1, 1993 of SFAS 106 and SFAS 109. The impact of adoption of SFAS 106 and SFAS 109 on net income, primary net income per share and fully diluted net income per share was a net charge of $1,371,000, $(.10) and $(.09), respectively.



(3) Using an Exchange Ratio based on the Assumed CCBF Average Price for conversion of Salem Stock into CCBF Stock.

                            PRO FORMA CAPITALIZATION


     The following table sets forth: (i) the unaudited historical capitalization of CCBF as of September 30, 1996; (ii) the unaudited historical capitalization of Salem as of September 30, 1996; and (iii) the unaudited pro forma capitalization of CCBF and Salem assuming the Merger had been consummated on September 30, 1996. This financial information has been based on, and should be read in conjunction with, CCBF's unaudited financial statements, including the related notes thereto, which are incorporated by reference in this Prospectus/Proxy Statement Supplement (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"), and Salem's interim unaudited financial statements, including the related notes thereto, which are attached hereto and incorporated herein by reference.



                                                                                                                   PRO FORMA
                                                                                            CCBF        SALEM      COMBINED
                                                                                                (DOLLARS IN THOUSANDS)
LONG-TERM DEBT
  CCBF:
     Advances from Federal Home Loan Bank with varying maturities to 2016 with rates
      from 3.0% to 9.25% (1)...........................................................   $ 25,929                   25,929
     6 3/4% subordinated notes due 2003................................................     32,985                   32,985
     Other long-term debt..............................................................        132                      132
  Salem................................................................................                   --
       Total long-term debt............................................................     59,046        --         59,046
SHAREHOLDERS' EQUITY
  CCBF:
     Serial preferred stock. Authorized 5,000,000 shares; none issued..................      --                       --
     Common stock, $5 par value; 50,000,000 shares authorized; 15,061,334 shares issued
      and 15,779,414 pro forma combined issued, respectively (2).......................     75,307                   78,897
     Additional paid-in capital........................................................     90,253                   99,329
     Retained earnings (3).............................................................    294,632                  299,193
     Plus: Unrealized gain on investment securities available for sale.................      2,504                    2,504
     Less: Unearned common stock held by management recognition plans..................       (992)                    (992)
  Salem:
     Preferred stock, $25.00 par value; 60,000 shares authorized; none issued..........                   --
     Common stock, $2.50 par value; 5,000,000 shares authorized,
       1,841,232 issued................................................................                  4,603
     Additional paid-in capital........................................................                  8,063
     Retained earnings.................................................................                  4,561
       Total shareholders' equity......................................................    461,704      17,227      478,931
       Total long-term debt and shareholders' equity...................................   $520,750      17,227      537,977


(1) These obligations are direct obligations of subsidiaries of CCBF and, as such, constitute claims against such subsidiaries prior to CCBF's equity interest therein.


(2) Using an Exchange Ratio based on the Assumed Average CCBF Stock Price for conversion of Salem Stock into CCBF Stock.


(3) The pro forma combined retained earnings do not reflect any Merger-related expenses which may be recognized or cost savings from operating efficiencies which may be realized in connection with the Merger.

                                SALEM TRUST BANK

DESCRIPTION OF BUSINESS

     Salem is a state-chartered financial institution that is engaged in general commercial and retail banking in Forsyth and New Hanover Counties, North Carolina. Salem operates a single office in each of Winston-Salem and Wilmington, North Carolina.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion is intended to complement Salem's unaudited financial statements as of September 30, 1996 and 1995 and its audited financial statements as of December 31, 1995 and 1994 and for the three-years ended December 31, 1995 and should be read in conjunction therewith.


  RESULTS OF OPERATIONS AND FINANCIAL CONDITION


     NET INCOME. Net income for the nine months ended September 30, 1996 totaled $1,452,000, an $821,000 increase over the same period in 1995. The increase was due primarily to a higher volume of loans. Primary earnings per share for the nine months ended September 30, 1996 amounted to $.83 compared to $.49 for the comparable period in 1995. Fully diluted earnings per share for the same periods were $.80 and $.46, respectively. Return on assets equaled 1.24% for the 1996 period compared to .82% for 1995. Return on average stockholders equity was 12.45% for the first nine months of 1996 and 8.18% for the same period in 1995.


     Net income for the year ended December 31, 1995 was $1 million which represented a 30.1% increase over net income of $803,000 for 1994. Despite this increase, primary earnings per share declined $.04 from the $.76 earned in 1994 due to the higher number of average shares outstanding during 1995. The increased average shares outstanding resulted from Salem's 1995 secondary stock offering which increased average shares outstanding by 37.8% from year end 1994 to year end 1995.

     Net income for 1994 increased 75.5% from $458,000 in 1993 to $803,000 in 1994. Primary earnings per share increased $.32 to $.76 per share for the year ended December 31, 1994. Fully diluted earnings per share totaled $.70 compared to $.42 in 1993. Return on average assets and average stockholders equity was
 .96% and 11.11%, respectively, for 1994 compared to .57% and 6.92%, respectively, for 1993.


     INTEREST-EARNING ASSETS. Salem's financial condition and results of operations can be analyzed in part by reviewing the changes and trends in its interest-earning assets and interest-bearing liabilities. Table 1 sets forth average balance sheets and net interest income analyses for the nine-month periods ended September 30, 1996 and 1995 and Table 3 discloses the same analyses for the three-year period ended December 31, 1995.

                                    TABLE 1
               AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                 (TAXABLE EQUIVALENT BASIS -- IN THOUSANDS) (1)


                                                                                  NINE MONTHS ENDED SEPTEMBER 30
                                                                               1996                             1995

                                                                              INTEREST   AVERAGE               INTEREST   AVERAGE
                                                                  AVERAGE     INCOME/    YIELD/     AVERAGE    INCOME/    YIELD/
                                                                  BALANCE     EXPENSE     RATE      BALANCE    EXPENSE     RATE
EARNING ASSETS:
Loans (2)......................................................   $112,854     7,779       9.21%     82,601     5,931       9.60
U.S. Treasury and U.S. Government agencies and corporations....     16,785       756       6.02       3,284       141       5.74
States and political subdivisions..............................      1,484        70       6.30          91         3       4.41
Equity and other securities....................................        414        32      10.32         287        16       7.45
Other earning assets...........................................     18,770       743       5.29      11,856       510       5.75
Total earning assets...........................................    150,307     9,380       8.34%     98,119     6,601       8.99
NON-EARNING ASSETS:
Cash and due from banks........................................      4,276                            3,681
Premises and equipment.........................................      1,884                            1,782
All other assets, net..........................................       (131)                            (353)
Total assets...................................................   $156,336                          103,229
INTEREST-BEARING LIABILITIES:
Savings and time deposits......................................   $126,997     4,564       4.80%     81,733     2,972       4.86
Other borrowed funds...........................................        915        41       5.99       2,257       102       6.04
Total interest-bearing liabilities.............................    127,912     4,605       4.81%     83,990     3,074       4.89
OTHER LIABILITIES AND SHAREHOLDERS' EQUITY:
Demand deposits................................................     11,233                            7,937
Other liabilities..............................................      1,613                              989
Shareholders' equity...........................................     15,578                           10,313
Total liabilities and shareholders' equity.....................   $156,336                          103,229
NET INTEREST INCOME AND NET INTEREST MARGIN (3)................               $4,775       4.24%                3,527       4.81
INTEREST RATE SPREAD (4).......................................                            3.53%                            4.10


(1) The taxable equivalent basis is computed using 35% federal and 7.75% state tax rates where applicable.


(2) Loan fees of $194,000 and $149,000 for the nine months ended September 30, 1996 and 1995, respectively, are included in interest income.


(3) Net interest margin is computed by dividing net interest income by total earning assets.

(4) Interest rate spread equals the earning asset yield minus the interest-bearing liability rate.


     As shown in Table 1, average earning assets at September 30, 1996 grew $52.2 million (or 53%) from the September 30, 1995 level. Average loan growth during this period of $30.3 million was due primarily to increased loan demand from the Wilmington office which opened in the first quarter of 1995.

     Table 2 presents Salem's outstanding loans by category as of September 30, 1996 and 1995 and for each of the past five years:


                                    TABLE 2
                                     LOANS
                                 (IN THOUSANDS)


                                                    AS OF SEPTEMBER 30                      AS OF DECEMBER 31
                                                      1996       1995         1995       1994      1993      1992      1991
Commercial, financial and agricultural...........   $ 19,902     16,934       18,307     9,879     9,765     9,395    16,758
Real estate -- construction......................     18,027      9,247       12,253     4,259     2,040     3,035     2,820
Real estate -- mortgage..........................     74,818     70,052       71,297    48,765    43,965    41,309    34,186
Installment loans to individuals.................      3,292      3,213        3,736     3,512     3,940     4,216     5,029
Credit card receivables..........................        668        622          638       551       737       545       420
Total loans and lease financing..................   $116,707    100,068      106,231    66,966    60,447    58,500    59,213



     Despite increases in average loans, loans as a percentage of total average interest-earning assets fell from 84% for the nine months ended September 30, 1995 to 75% for the same period in 1996. The shift from loans to lower-yielding investment securities and other interest-earning assets was a result of management's decision to improve Salem's overall liquidity position. The mix of average interest-earning assets also shifted during the year ended December 31, 1995. Average loans outstanding comprised 81% of average earning assets for 1995 compared to 79% for 1994. This shift occurred due to strong loan demand.

     As shown in Table 3, average earning assets for the year ended December 31, 1995 grew $30 million over the level for the prior year, with average loan growth comprising $26.3 million of the increase. Most of this growth resulted from the opening of the Wilmington office. The higher loan levels were funded primarily by increases in savings and time deposits.

                                    TABLE 3
               AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                 (TAXABLE EQUIVALENT BASIS -- IN THOUSANDS) (1)

                                                                             YEARS ENDED DECEMBER 31
                                                              1995                          1994                     1993

                                                             INTEREST  AVERAGE             INTEREST  AVERAGE             INTEREST
                                                  AVERAGE    INCOME/   YIELD/    AVERAGE   INCOME/   YIELD/    AVERAGE   INCOME/
                                                  BALANCE    EXPENSE    RATE     BALANCE   EXPENSE    RATE     BALANCE   EXPENSE
EARNING ASSETS:
Loans (2).......................................  $ 87,414    8,145      9.32%   61,111     4,620      7.56    59,388     3,872
U.S. Treasury and U.S. Government agencies and
  corporations..................................     4,215      241      5.72     5,800       259      4.47     5,655       239
States and political subdivisions...............        74        5      6.76       313        16      5.11       377        13
Equity and other securities.....................       458       31      6.77     1,077        62      5.76       995        90
Other earning assets............................    15,589      925      5.93     9,511       380      4.00    10,024       266
Total earning assets............................   107,750    9,347      8.67%   77,812     5,337      6.86    76,439     4,480
NON-EARNING ASSETS:
Cash and due from banks.........................     3,736                        2,349                         2,478
Premises and equipment..........................     1,809                        1,741                         1,735
All other assets, net...........................       586                        1,579                           232
Total assets....................................  $113,881                       83,481                        80,884
INTEREST-BEARING LIABILITIES:
Savings and time deposits.......................  $ 89,860    4,437      4.94%   65,025     2,267      3.49    65,424     2,199
Other borrowed funds............................     3,195      134      4.19     4,015       130      3.24     2,039       107
Total interest-bearing liabilities..............    93,055    4,571      4.91%   69,040     2,397      3.47    67,463     2,306
OTHER LIABILITIES AND SHAREHOLDERS' EQUITY:
Demand deposits.................................     8,554                        6,530                         6,202
Other liabilities...............................     1,168                          685                           601
Shareholders' equity............................    11,104                        7,226                         6,618
Total liabilities and shareholders' equity......  $113,881                       83,481                        80,884
NET INTEREST INCOME AND NET INTEREST
  MARGIN (3)....................................             $4,776      4.43%              2,940      3.78               2,174
Interest rate spread (4)........................                         3.76%                         3.39

[ta][ta]                                           1993
                                                  AVERAGE
                                                  YIELD/
                                                   RATE
EARNING ASSETS:
Loans (2).......................................    6.52
U.S. Treasury and U.S. Government agencies and
  corporations..................................    4.23
States and political subdivisions...............    3.45
Equity and other securities.....................    9.05
Other earning assets............................    2.65
Total earning assets............................    5.86
NON-EARNING ASSETS:
Cash and due from banks.........................
Premises and equipment..........................
All other assets, net...........................
Total assets....................................
INTEREST-BEARING LIABILITIES:
Savings and time deposits.......................    3.36
Other borrowed funds............................    5.25
Total interest-bearing liabilities..............    3.42
OTHER LIABILITIES AND SHAREHOLDERS' EQUITY:
Demand deposits.................................
Other liabilities...............................
Shareholders' equity............................
Total liabilities and shareholders' equity......
NET INTEREST INCOME AND NET INTEREST
  MARGIN (3)....................................    2.84
Interest rate spread (4)........................    2.44

(1) The taxable equivalent basis is computed using 35% federal and 7.75% state tax rates where applicable.

(2) The average loan balances include nonaccruing loans. Loan fees of $194,000, $88,000 and $76,000 for the years ended December 31, 1995, 1994, and 1993, respectively, are included in interest income.

(3) Net interest margin is computed by dividing net interest income by total earning assets.

(4) Interest rate spread equals the earning asset yield minus the interest-bearing liability rate.


     Salem's investment securities portfolio is comprised primarily of U. S. Government and state, county and municipal obligations. The portfolio can be segregated into three possible categories: available for sale, held to maturity and held for trading. Salem categorizes the majority of its investment securities as held to maturity. Salem has never held any investments for trading. Table 4 sets forth detailed schedules of investment securities as of September 30, 1996 and 1995 and as of December 31 for the three-year period ended December 31, 1995. As of September 30, 1996 and December 31, 1995, the carrying value of Salem's investments held to maturity exceeded their market value by $150,000 and $14,000, respectively.

                                    TABLE 4
                        INVESTMENT SECURITIES PORTFOLIO
                                 (IN THOUSANDS)

                                        AS OF SEPTEMBER 30                                   AS OF DECEMBER 31
                                    1996                   1995                   1995                   1994             1993

                            AMORTIZED   CARRYING   AMORTIZED   CARRYING   AMORTIZED   CARRYING   AMORTIZED   CARRYING   AMORTIZED
                              COST       VALUE       COST       VALUE       COST       VALUE       COST       VALUE       COST
SECURITIES AVAILABLE FOR
  SALE
States and political
  subdivisions............   $ 2,000      2,000         --          --          --         --         --          --         --
Equity securities.........       462        462        295         295         295        295        269         269         --
    Total securities
      available
      for sale............   $ 2,462      2,462        295         295         295        295        269         269         --
Maturity and Yield
Schedule as of September
30, 1996
                                        WEIGHTED
                            CARRYING    AVERAGE
                              VALUE      YIELD
States and political
  subdivisions:
  Within 1 year...........   $ 2,000       5.25%
Equity securities.........       462       5.50
    Total securities
      available
      for sale............   $ 2,462       5.30%

                                        AS OF SEPTEMBER 30                                   AS OF DECEMBER 31
                                    1996                   1995                   1995                   1994             1993
                            CARRYING     MARKET    CARRYING     MARKET    CARRYING     MARKET    CARRYING     MARKET    CARRYING
                              VALUE      VALUE       VALUE      VALUE       VALUE      VALUE       VALUE      VALUE       VALUE
SECURITIES HELD TO
  MATURITY
U.S. Treasury.............   $ 7,477      7,415      1,492       1,494         500        503      1,476       1,466      1,482
U.S. Governmental agencies
  and corporations........     9,303      9,216      1,489       1,485      16,650     16,632      2,975       2,941      3,982
States and political
  subdivisions............        25         24         24          25          24         25        500         498         --
Corporate debt and other
  securities..............        --         --         --          --          --         --         --          --      2,821
    Total securities held
      to
      maturity............   $16,805     16,655      3,005       3,004      17,174     17,160      4,951       4,905      8,285
Maturity and Yield
Schedule as of September
30, 1996
                                        WEIGHTED
                            CARRYING    AVERAGE
                              VALUE      YIELD
U.S. Treasury:
  Within 1 year...........   $ 2,515       5.49%
  After 1 but within 5
  years...................     4,962       5.74
    Total U.S. Treasury...     7,477       5.66
U.S. Governmental agencies
  and corporations:
  Within 1 year...........     7,307       5.32
  After 1 but within 5
  years...................     1,996       6.39
    Total U.S. Govenmental
      agencies and
      corporations........     9,303       5.55
States and political
  subdivisions:
  After 1 but within 5
  years...................        25       5.26
    Total securities held
      to
      maturity............   $16,805       5.60%

                              1993
                            CARRYING
                             VALUE
SECURITIES AVAILABLE FOR
  SALE
States and political
  subdivisions............       --
Equity securities.........       --
    Total securities
      available
      for sale............       --
                              1993
                             MARKET
                             VALUE
SECURITIES HELD TO
  MATURITY
U.S. Treasury.............    1,480
U.S. Governmental agencies
  and corporations........    3,988
States and political
  subdivisions............       --
Corporate debt and other
  securities..............    2,801
    Total securities held
      to maturity.........    8,269

     INTEREST-BEARING LIABILITIES. Interest-bearing liabilities, Salem's primary source of funding, are mainly comprised of savings and time deposits. Table 5 provides a summary of average total deposits and average rates paid thereon as of September 30, 1996 and 1995 and for the three-year period ended December 31, 1995. Demand deposits comprise approximately 10% of total deposits and serve as an interest-free funding source for interest-earning assets. Included within savings and time deposits are higher-costing deposits in denominations greater than $100,000. For the nine months ended September 30, 1996 and year ended December 31, 1995, average deposits greater than $100,000 amounted to $52.7 million and $48.8 million, respectively.


                                    TABLE 5
                        AVERAGE TOTAL DEPOSITS AND RATES
                                 (IN THOUSANDS)

                                              NINE MONTHS ENDED SEPTEMBER 30                  YEARS ENDED DECEMBER 31
                                                  1996               1995               1995               1994           1993

                                            BALANCE     RATE    BALANCE    RATE    BALANCE    RATE    BALANCE    RATE    BALANCE
Savings and time deposits:
Savings and NOW accounts.................   $ 10,831    1.63%    8,298     2.11     8,638     2.06     7,298     1.99     6,087
Money market accounts....................     28,986    3.86    19,071     3.55    20,538     3.66    19,459     2.72    20,386
Time deposits............................     87,180    5.51    54,364     5.74    60,684     5.78    38,268     4.16    38,951
Total savings and time deposits..........    126,997    4.80%   81,733     4.86    89,860     4.94    65,025     3.49    65,424
Demand deposits..........................     11,233             7,937              8,554              6,530              6,202
Total deposits...........................   $138,230            89,670             98,414             71,555             71,626

                                           1993
                                           RATE
Savings and time deposits:
Savings and NOW accounts.................  2.14
Money market accounts....................  2.60
Time deposits............................  3.95
Total savings and time deposits..........  3.36
Demand deposits..........................
Total deposits...........................



     Salem's convertible subordinated notes are included within other borrowed funds in Table 1 and Table 2. The notes, which bore interest at 6%, were called in May 1996 and averaged $913,000 in the nine months ended September 30, 1996 and $2.1 million for the same period in 1995. No convertible subordinated notes were outstanding at September 30, 1996.


     NET INTEREST INCOME. Net interest income, which is Salem's principal source of earnings, has increased steadily over the past three years in conjunction with its balance sheet growth. Tables 1, 2 and 6 present information about net interest income earned and the effects of changes in rate and volume thereon.


     As shown in Table 6, decreases in rates earned on interest-earning assets during the nine-month period in 1996 ($447,000) were more than offset by increases in interest income due to higher volume ($3.2 million). However, due to the previously discussed shift in the mix of interest-earning assets and the changes in rates earned, the yield on interest-earning assets fell from 8.99% in 1995 to 8.34% in 1996. Interest expense was impacted by the lower rates paid on savings and time deposits which was more than offset by the higher volume of accounts. The rate paid on other borrowed funds remained relatively constant from September 30, 1995 to September 30, 1996. As a result of these factors, the rate paid on interest-bearing liabilities fell from 4.89% for the nine-month period ended September 30, 1995 to 4.81% for 1996. Consequently, the net interest margin on a taxable equivalent basis fell from 4.81% for 1995 to 4.24% for 1996 and the interest rate spread tightened from 4.10% to 3.53% for the same periods.

                                    TABLE 6
                       VOLUME AND RATE VARIANCE ANALYSIS
                 (TAXABLE EQUIVALENT BASIS -- IN THOUSANDS) (1)

                                                                                    YEARS ENDED DECEMBER 31
                                      NINE MONTHS ENDED
                                      SEPTEMBER 30, 1996                              1995                        1994

                               VOLUME          RATE        TOTAL        VOLUME          RATE        TOTAL        VOLUME
                            VARIANCE (2)   VARIANCE (2)   VARIANCE   VARIANCE (2)   VARIANCE (2)   VARIANCE   VARIANCE (2)
INTEREST INCOME:
Loans......................    $2,243          (395)        1,848        2,283          1,242        3,525         119
U.S. Treasury and U.S.
Government agencies and
corporations...............       608             7           615          (81)            63          (18)          6
States and political
subdivisions...............        65             2            67          (15)             4          (11)         (2)
Equity and other
securities.................         9             7            16          (40)             9          (31)          7
Other earning assets.......       301           (68)          233          314            231          545         (16)
  Total interest income....     3,226          (447)        2,779        2,461          1,549        4,010         114
INTEREST EXPENSE:
Savings and time
deposits...................     1,653           (61)        1,592        1,038          1,132        2,170         (14)
Other borrowed funds.......       (60)           (1)          (61)         (30)            34            4          75
  Total interest expense...     1,593           (62)        1,531        1,008          1,166        2,174          61
INCREASE (DECREASE) IN NET
  INTEREST INCOME..........    $1,633          (385)        1,248        1,453            383        1,836          53

                            <
                        YEARS ENDED DECEMBER 31
                                 1994
                                 RATE        TOTAL
                             VARIANCE (2)   VARIANCE
                            <
INTEREST INCOME:
Loans......................       629          748
U.S. Treasury and U.S.
Government agencies and
corporations...............        14           20
States and political
subdivisions...............         5            3
Equity and other
securities.................       (35)         (28)
Other earning assets.......       130          114
  Total interest income....       743          857
INTEREST EXPENSE:
Savings and time
deposits...................        82           68
Other borrowed funds.......       (52)          23
  Total interest expense...        30           91
INCREASE (DECREASE) IN NET
  INTEREST INCOME..........       713          766


(1) The taxable equivalent basis is computed using 35% federal and 7.75% state tax rates where applicable.

(2) The rate /volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the absolute value of the two variances.

     For the year ended December 31, 1995, average yields on earning assets increased significantly from those earned in 1994. Loan yields increased from 7.56% in 1994 to 9.32% in 1995 due to a higher volume of loans earning higher rates. Increases in volume accounted for two-thirds of the increase in loan interest income as reflected in Table 6. Rates paid on savings and time deposits increased from 3.49% for 1994 to 4.94% for 1995 due to increased volume and increased rate. A new time deposit product offered in the Wilmington market caused the cost of interest-bearing deposits to go up 50 to 60 basis points but brought in significant amounts of deposits. The combination of these factors resulted in the net interest margin rising 65 basis points to 4.43% and the interest rate spread growing 37 basis points during 1995.


     OTHER INCOME AND EXPENSES. Other income rose $340,000 in the nine months ended September 30, 1996 from the $556,000 earned in the 1995 period. Service charges on deposit accounts rose to $107,000 from 1995's $57,000 due to the previously discussed increased deposit volume. Income from trust activities increased $113,000 from 1995 due to the higher level of assets managed. Salem's trust operations provide investment management services to individuals and companies and operational services to institutional clients. Salem's investment operations provide discount brokerage services to individuals and institutional clients. Fees from investment operations decreased $11,000 to $83,000 due to decreased trading volumes. Salem's mortgage operations generate income through the sale of mortgage loans that are originated by Salem or are purchased by it for resale. All purchased loans are presold to secondary market investors prior to their purchase by Salem. Income from the mortgage operation increased $74,000 to $335,000 for the nine months ended June 30, 1996.



     Other expenses, comprised primarily of personnel expenses, increased $573,000 from 1995's level to $3.1 million for the nine months ended September 30, 1996. Personnel expense increased $361,000 due in part to the Wilmington branch being open only four months during the nine months ended September 30, 1995 but all of the nine month period ended September 30, 1996. Equipment and occupancy expense increased between the two nine-month periods for the same reason. Deposit and other insurance experienced a significant drop from $78,000 for the nine months ended September 30, 1995 to $25,000 for the same period in 1996 due to a reduction in FDIC deposit premium rates.



     The provision for loan losses fell from $338,000 for the nine months ended September 30, 1995 to $132,000 for the same period in 1996. The decreased provision was due primarily to the low level of nonperforming assets and nonaccrual loans as will be discussed below.

     For the year ended December 31, 1995, other income increased $282,000. Of that increase, $239,000 is due to higher levels of activity in Salem's mortgage, trust and investment operations. Mortgage operations increased due in part to the opening of a mortgage origination office in Wilmington and due to improved overall volumes. As of December 31, 1995, the trust operation managed assets totaling $195.4 million versus $78.4 million at year end 1994. The investment operation had assets in brokerage accounts totaling $21.2 million at year end 1995 compared to $26.2 million at year end 1994.

     Other expenses increased $1.2 million in 1995 over 1994. The largest increase was experienced in personnel expense, $750,000, due primarily to the opening of the Wilmington office during 1995. Net occupancy and equipment also increased $125,000 for this same reason. FDIC insurance expense fell 48% to $88,000 for 1995 due to the previously discussed reduction in deposit assessment rates.

     The provision for loan losses totaled $545,000 for 1995 compared to $50,000 for 1994. The increased provision was a result of the dramatic loan growth experienced in 1995, not from an increase in nonperforming loans.

     For the year ended December 31, 1994, other income increased $212,000 over the prior year's level. The largest increases were experienced in higher levels of fees earned from the mortgage, trust and investment operations. Assets managed by trust operations grew from $36.5 million at year end 1993 to $78.4 million at year end 1994. Other expenses increased $333,000 from 1993 to 1994 due primarily to increased personnel expense. Salem made a $50,000 provision for loan losses in 1994; no provision was deemed necessary in 1993 due to the level of the allowance for loan losses in comparison to the perceived risks in the loan portfolio.


     Table 7 sets forth certain of Salem's operating efficiency ratios. Salem's noninterest income as a percentage of average assets has improved steadily over the prior three years due to the previously discussed increases in fee revenues. The noninterest expense items as a percentage of average assets for both the nine months ended September 30, 1995 and the year ended December 31, 1995 were adversely impacted by non-recurring expenses incurred in the March 1995 opening of the Wilmington office, including overtime paid to employees, marketing expenses and legal and consulting fees. Salem's operating efficiency ratio (noninterest income as a percentage of net interest income and other income) has improved steadily from year end 1993 through September 30, 1996.


                                    TABLE 7
                    OPERATING EFFICIENCY RATIOS (ANNUALIZED)


                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30           YEARS ENDED DECEMBER 31
                                                                          1996        1995       1995       1994       1993
As a percentage of average assets:
  Noninterest income...................................................     .77%        .72        .81        .77        .54
  Personnel expense....................................................    1.63        2.00       1.81       1.57       1.28
  Occupancy and equipment expense......................................     .28         .34        .31        .27        .23
  Other operating expense..............................................     .73         .91        .85        .80        .81
  Total noninterest expense............................................    2.64        3.25       2.97       2.64       2.32
  Net overhead (noninterest expense less noninterest income)...........    1.87%       2.53       2.16       1.87       1.78
Noninterest expense as a percentage of net interest income and other
  income (1)...........................................................   54.42%      61.55      59.34      61.63      71.93


(1) The taxable equivalent basis is computed using 35% federal and 7.75% state tax rates where applicable.

  NONPERFORMING LOANS

     Nonperforming loans consist of nonaccrual and restructured loans. Risk assets are comprised of nonperforming loans and accruing loans 90 days or more past due. As shown in Table 8, Salem has experienced very few instances of non-performing loans or risk assets over the past five years.

                                    TABLE 8
                         NONPERFORMING AND RISK ASSETS
                                 (IN THOUSANDS)


                                                        AS OF SEPTEMBER 30                  AS OF DECEMBER 31
                                                          1996       1995      1995      1994      1993      1992      1991
Nonaccrual loans......................................  $    --         --        --         1        --        --        --
Restructured loans....................................       --          5        --         6         7         8         8
  Total nonperforming assets..........................       --          5        --         7         7         8         8
Accruing loans 90 days or more past due...............       --         --        --        --        50        --        --
Total risk assets.....................................  $    --          5        --         7        57         8         8

Ratio of nonperforming assets to:
  Loans outstanding...................................       -- %       --        --       .01       .01       .01       .01
  Total assets........................................       --         --        --       .01       .01       .01       .01
Ratio of risk assets to:
  Loans outstanding...................................       --         --        --       .01       .09       .01       .01
  Total assets........................................       --         --        --       .01       .06       .01       .01
Allowance for loan losses to risk assets..............       -- x   219.00        --    108.14     12.53     89.25     84.25


  ALLOWANCE FOR LOAN LOSSES


     Salem's management analyzes the growth and risk characteristics of the loan portfolio under current and anticipated future economic conditions to evaluate the adequacy of the allowance for loan losses. The financial condition of the borrower, value of collateral and general economic projections are among the factors considered in evaluation of the allowance's adequacy. Management strives to maintain the allowance at a level sufficient to absorb both potential losses on identified nonperforming assets as well as projected general losses. The allowance for loan losses stood at $1.4 million as of September 30, 1996 and $1.3 million as of December 31, 1995. Table 9 summarizes the allowance for loan losses for the nine months ended September 30, 1996 and 1995 and for the prior five years and Table 10 sets forth the allocation of the allowance for loan losses to the various types of loans as of September 30, 1996 and 1995 and as of the end of the year for the prior five years. Management considers the allowance at September 30, 1996 adequate to absorb future losses that relate to loans outstanding as of that date.


                                    TABLE 9
                        SUMMARY OF LOAN LOSS EXPERIENCE
                       AND THE ALLOWANCE FOR LOAN LOSSES
                                 (IN THOUSANDS)


                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30                    YEARS ENDED DECEMBER 31
                                                               1996       1995       1995       1994      1993      1992      1991
Balance at beginning of period............................   $  1,302        757        757       714       714       674       556
Loan losses charged to allowance:
  Installment loans to individuals........................         --         --         --        (9)       --        --        --
  Credit card receivables.................................         --         --         --        (1)       --        --        --
    Total loan losses charged to allowance................         --         --         --       (10)       --        --        --
Recoveries of loans previously charged off:
  Installment loans to individuals........................         --         --         --         3        --        --        --
Net charge-offs...........................................         --         --         --        (7)       --        --        --
Provision charged to operations...........................        132        338        545        50        --        40       118
Balance at end of period..................................   $  1,434      1,095      1,302       757       714       714       674
Loans outstanding at end of period........................   $116,707    100,068    106,231    66,966    60,447    58,500    59,213
Ratio of allowance for loan losses to loans outstanding at
  end of period...........................................       1.27%      1.09       1.23      1.13      1.18      1.22      1.14
Average loans outstanding.................................   $112,854     82,601     87,414    61,111    59,388    55,702    46,917
Ratio of net charge-offs of loans to average loans........         --%        --         --      0.01        --        --        --

                                    TABLE 10
                ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (1)
                                 (IN THOUSANDS)

                                      AS OF SEPTEMBER 30                                   AS OF DECEMBER 31
                                  1996                   1995                   1995                   1994             1993

                                        % OF                   % OF                   % OF                   % OF
                          AMOUNT OF   LOAN IN    AMOUNT OF   LOAN IN    AMOUNT OF   LOAN IN    AMOUNT OF   LOAN IN    AMOUNT OF
                          ALLOWANCE     EACH     ALLOWANCE     EACH     ALLOWANCE     EACH     ALLOWANCE     EACH     ALLOWANCE
                          ALLOCATED   CATEGORY   ALLOCATED   CATEGORY   ALLOCATED   CATEGORY   ALLOCATED   CATEGORY   ALLOCATED
Commercial, financial
  and agricultural......   $   359       17.1        274        16.9        326        17.2       190         14.8       179
Real
  estate-construction...       215       15.4        164         9.2        195        11.6       113          6.4       107
Real estate-mortgage....       215       64.1        164        70.0        195        67.1       113         72.8       107
Installment loans to
  individuals...........       359        2.8        274         3.3        326         3.5       189          5.2       179
Credit card
  receivables...........       143         .6        109          .6        130          .6        76           .8        71
Unallocated portion of
  reserve...............       143         --        110          --        130          --        76           --        71
Total...................   $ 1,434      100.0%     1,095       100.0      1,302       100.0       757        100.0       714

                                AS OF DECEMBER 31
                                             1992                   1991
                            % OF                   % OF                   % OF
                          LOAN IN    AMOUNT OF   LOAN IN    AMOUNT OF   LOAN IN
                            EACH     ALLOWANCE     EACH     ALLOWANCE     EACH
                          CATEGORY   ALLOCATED   CATEGORY   ALLOCATED   CATEGORY
Commercial, financial
  and agricultural......     16.2       179         16.1       169         28.3
Real
  estate-construction...      3.4       107          5.2       101          4.8
Real estate-mortgage....     72.7       107         70.6       101         57.7
Installment loans to
  individuals...........      6.5       179          7.2       169          8.5
Credit card
  receivables...........      1.2        71           .9        67           .7
Unallocated portion of
  reserve...............       --        71           --        67           --
Total...................    100.0       714        100.0       674        100.0


(1) The allocation of the allowance for loan losses by loan type is based on management's on-going evaluation of the adequacy of the allowance for loan losses as referenced above. Since the factors involved in such an evaluation are subject to change, the allocation of the allowance to the respective loan types is not necessarily indicative of future losses in each loan type. Additionally, no assurances can be made that the allocation shown will be indicative of future allocations.

  CAPITAL RESOURCES

     Prior to 1995, Salem's primary source of equity capital was the retention of earnings. During May of 1996, Salem's convertible subordinated notes were called for redemption and substantially all were converted into shares of Salem's stock which added $2.1 million of equity capital. During 1995, Salem completed a $5 million secondary stock offering which resulted in the issuance of 556,000 additional shares of Salem Stock. The net proceeds from the offering were used primarily for Salem's expansion in the Wilmington market. The majority of these shares were purchased by residents of the Wilmington market.


     Dividends of $.10 and $.08 per share were paid in the nine months ended September 30, 1996 and the year ended December 31, 1994, respectively. No dividends were paid in 1995 or prior to 1994.



     Banks are required to comply with the risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets of 8%. At least half of the total capital is required to be "Tier 1" capital, principally consisting of common shareholders equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock less certain goodwill items. The remainder, "Tier 2" capital, may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general reserve for loan and lease losses. In addition to the risk-based capital guidelines, regulatory agencies have adopted a minimum leverage capital ratio under which a bank must maintain a minimum level of Tier 1 capital to average total consolidated assets of at least 3% in the case of a bank which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other banks are expected to maintain a leverage capital ratio of at least 1% to 2% above the stated minimum.



     Salem continues to maintain higher capital ratios than required under regulatory guidelines. Salem's Tier 1 capital, total capital and leverage ratios are 16.08%, 17.33% and 11.04%, respectively, at September 30, 1996.


  LIQUIDITY AND INTEREST-SENSITIVITY

     Liquidity is the ability to meet present and future financial obligations, particularly the funding of loans or withdrawal of deposits. Management ensures adequate liquidity by maintaining a significant portion of Salem's earning assets in short-term instruments that are easily convertible to cash and by monitoring and improving its ability to attract deposits and alternative sources of funds in the money and capital markets.


     Deposits from Salem's customers are its primary source of funding. Core deposits, defined as deposits less than $100,000, grew 27% from September 30, 1995 to September 30, 1996. In addition, Salem utilizes deposits greater than $100,000 as a source of funding. During the nine months ended September 30, 1996, these deposits averaged from 35% to 40% of total average deposits. Due to the nature of Salem's business, individual deposit relationships are higher than those at a traditional commercial bank. Consequently, unlike traditional commercial banks, Salem considers deposits greater than $100,000 to be relatively stable. At September 30, 1996, time deposits in amounts of $100,000 or more totaled $53.8 million. The following is a remaining maturity schedule of these deposits (in thousands):



                                                   3        OVER 3
                                                MONTHS     THROUGH      OVER 6
                                                OR LESS    6 MONTHS     MONTHS       TOTAL
Jumbo deposits...............................   $25,985     25,664       2,130      $ 53,779


     Another source of funding was Salem's convertible subordinated notes until their call and redemption in May of 1996. In February 1993, Salem issued $2.1 million of these notes bearing interest at 6%. Additional sources of liquidity are short-term borrowed funds such as federal funds purchased or repurchase agreements. In addition, Salem has the ability to access a $10 million line of credit maintained with the Federal Home Loan Bank. Maturities of investment securities also provide liquidity.


     Management is also concerned with managing Salem's balance sheet to maintain relatively stable net interest margins despite changes in the interest rate environment. This objective is achieved by balancing the impact of changes in interest rates on interest-sensitive assets and interest-sensitive liabilities. Management monitors Salem's interest-sensitivity by means of gap analyses prepared on a periodic basis. Table 11 sets forth Salem's gap analysis as of September 30, 1996. In reviewing this gap analysis, it is important to note that such an analysis represents Salem's sensitivity position as of a point in time and can be changed significantly by management within a short period of time.

                                    TABLE 11
                       INTEREST-SENSITIVITY ANALYSIS (1)
                                 (IN THOUSANDS)


                                                                                      3 MONTH                    NON-
                                                                         3 MONTH     TO 1 YEAR      TOTAL      INTEREST
                                                                         SENSITIVE   SENSITIVE    SENSITIVE    SENSITIVE     TOTAL
Earning assets:
Federal funds sold and other short-term investments...................   $ 14,055          --        14,055          --      14,055
Investment securities.................................................     10,606       4,199        14,805       4,462      19,267
Loans.................................................................    105,611       3,238       108,849       7,858     116,707
  Total earning assets................................................    130,272       7,437       137,709      12,320     150,029
Interest-bearing liabilities:
Savings deposits......................................................     36,938          --        36,938          --      36,938
Other time deposits...................................................     40,425      42,949        83,374       2,052      85,426
  Total interest-bearing liabilities..................................     77,363      42,949       120,312       2,052     122,364
Interest-sensitivity gap..............................................   $ 52,909     (35,512)       17,397
Cumulative gap........................................................   $ 52,909      17,397
Cumulative ratio of interest-sensitive assets to interest-sensitive
  liabilities.........................................................       1.68x       1.14
Cumulative gap to total earning assets................................      40.61%      12.63


(1) Assets and liabilities that mature in one year or less and/or have interest rates that can be adjusted during this period are considered interest-sensitive. The interest-sensitivity position has meaning only as of the date for which it is prepared.


     Salem utilizes strategic pricing of asset and liability accounts to control interest rate volatility. Most of Salem's loans are tied to the prime rate which would result in greater asset sensitivity. However, most of Salem's deposits also are of shorter-term and would reprice soon after changes in the prime rate. While there is some lag before interest-bearing deposits reprice, Salem's strategy is to match up the repricing periods of their interest-earning assets and interest-bearing liabilities as much as possible. Table 12 presents a schedule of loan maturity distribution and interest rate sensitivity at September 30, 1996 and December 31, 1995.


                                    TABLE 12
       MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES
                                 (IN THOUSANDS)

                                                           AS OF SEPTEMBER 30, 1996              AS OF DECEMBER 31, 1995
                                                    COMMERCIAL,                                COMMERCIAL,
                                                   FINANCIAL AND    REAL ESTATE-              FINANCIAL AND    REAL ESTATE-
                                                   AGRICULTURAL     CONSTRUCTION     TOTAL    AGRICULTURAL     CONSTRUCTION
Due in one year or less.........................      $10,748          18,027        28,775       12,631          12,253
Due after one year through five years:
  Fixed interest rates..........................        1,198              --         1,198        1,025              --
  Floating interest rates.......................        7,359              --         7,359        4,101              --
Due after five years:
  Fixed interest rates..........................           83              --            83          110              --
  Floating interest rates.......................          514              --           514          440              --
Total...........................................      $19,902          18,027        37,929       18,307          12,253

                                              AS OF DECEMBER 31,
                                                    1995
                                                   TOTAL
Due in one year or less.........................   24,884
Due after one year through five years:
  Fixed interest rates..........................    1,025
  Floating interest rates.......................    4,101
Due after five years:
  Fixed interest rates..........................      110
  Floating interest rates.......................      440
Total...........................................   30,560


Salem does not utilize off-balance sheet or synthetic hedge instruments such as derivatives to control interest rate volatility.

  ACCOUNTING ISSUES

     In March 1995, the FASB issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for those to be disposed of. This statement requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Adoption of SFAS No. 121 is required for fiscal years beginning after December 15, 1995. Salem adopted this statement on January 1, 1996 without any impact on its financial statements.

     Salem adopted SFAS No. 123, "Accounting for Stock-Based Compensation" on January 1, 1996. SFAS No. 123 establishes a fair value method of accounting for such compensation plans. Stock-based compensation plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or in which an entity issues its equity instruments to acquire goods or services from nonemployees. Under SFAS No. 123, these types of transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured. While SFAS No. 123 encourages all entities to adopt the fair value method of accounting, it does allow an entity to continue to measure the compensation cost of stock compensation plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). Most fixed stock option plans (the most common type of stock compensation plan) have no intrinsic value at grant date, and under APB Opinion No. 25 no compensation cost is recognized. Entities electing to continue using the guidance under APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting prescribed by SFAS No. 123 had been applied. Salem intends to continue measuring stock compensation expense under APB Opinion No. 25.

     In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of Statement No. 65." The statement amends SFAS No. 65 to require that the rights to service mortgage loans for others, however those servicing rights are acquired, be recognized as separate assets, eliminating the previously existing accounting distinction between servicing rights acquired through purchase transactions and those acquired through loan originations. SFAS No. 122 is required to be adopted and applied prospectively for fiscal years beginning after December 15, 1995 to transactions involving the sale or securitization of mortgage loans with servicing rights retained. Salem adopted this statement on January 1, 1996 without any impact on its financial statements.


     SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125") was issued in June of 1996. It provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities using a financial-components approach that focuses on control of the asset or liability. SFAS No. 125 requires that an entity recognize only assets it controls and liabilities it has incurred and should derecognize assets only when control has been surrendered and derecognize liabilities only when they have been extinguished. Adoption of SFAS No. 125 will impact transactions in which the transferor has some continuing involvement with the assets transferred or with the transferee including recourse, servicing, agreements to reacquire and options written or held. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application of SFAS No. 125 is not permitted. Salem is in the process of assessing the impact of adopting SFAS No. 125 but does not believe that its adoption will have a material impact upon Salem's financial condition or results of operations.

                           SUPERVISION AND REGULATION



     The following table sets forth the regulatory capital positions of CCBF and Salem on a historical basis, and of CCBF on a pro forma combined basis, as of September 30, 1996:



                                                                                               RISK-BASED CAPITAL
                                                       LEVERAGE CAPITAL                TIER 1                      TOTAL
                                                     AMOUNT     % OF ASSETS     AMOUNT     % OF ASSETS     AMOUNT     % OF ASSETS
                                                                               (DOLLARS IN THOUSANDS)
CCBF
  Actual.........................................   $429,365        8.53       $429,365       11.66       $508,379       13.81
  Minimum capital standard.......................    110,432        3.00        147,243        4.00        294,485        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $318,933        5.53       $282,122        7.66       $213,894        5.81
SALEM
  Actual.........................................   $ 17,227       11.04       $ 17,227       16.08       $ 18,566       17.33
  Minimum capital standard.......................      3,213        3.00          4,284        4.00          8,568        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $ 14,014        8.04       $ 12,943       12.08       $  9,998        9.33
CCBF PRO FORMA COMBINED
  Actual.........................................   $446,592        8.60       $446,592       11.79       $526,945       13.91
  Minimum capital standard.......................    113,645        3.00        151,527        4.00        303,053        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $332,947        5.60       $295,065        7.79       $223,892        5.91



     The following table sets forth the regulatory capital positions of CCB Bank and Salem on a historical basis, and of CCB Bank on a pro forma combined basis, as of September 30, 1996:



                                                                                               RISK-BASED CAPITAL
                                                       LEVERAGE CAPITAL                TIER 1                      TOTAL
                                                     AMOUNT     % OF ASSETS     AMOUNT     % OF ASSETS     AMOUNT     % OF ASSETS
                                                                               (DOLLARS IN THOUSANDS)
CCB BANK
  Actual.........................................   $413,805        8.37       $413,805       11.40       $462,420       12.74
  Minimum capital standard.......................    108,930        3.00        145,240        4.00        290,480        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $304,875        5.37       $268,565        7.40       $171,940        4.74
SALEM
  Actual.........................................   $ 17,227       11.04       $ 17,227       16.08       $ 18,566       17.33
  Minimum capital standard.......................      3,213        3.00          4,284        4.00          8,568        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $ 14,014        8.04       $ 12,943       12.08       $  9,998        9.33

CCB BANK PRO FORMA COMBINED
  Actual.........................................   $431,032        8.45       $431,032       11.53       $480,986       12.87
  Minimum capital standard.......................    112,143        3.00        149,524        4.00        299,048        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $318,889        5.45       $281,508        7.53       $181,938        4.87

REGULATION OF GRAHAM SAVINGS


     Until October 4, 1996, Graham Savings Bank, Inc., SSB. was a North Carolina-chartered savings bank and a subsidiary of CCBF. On that date, Graham Savings was merged with and into CCB Bank.


                        CAPITAL STOCK OF CCBF AND SALEM


AUTHORIZED CAPITAL STOCK



     Salem's authorized capital stock consists of 5,000,000 shares of common stock $2.50 par value per share, of which 1,841,232 shares were issued and outstanding at September 30, 1996.



     CCBF's authorized capital stock consists of 50,000,000 shares of $5.00 par value common stock of which 15,061,334 shares were issued and outstanding at September 30, 1996, and 5,000,000 shares of serial preferred stock, none of which were issued and outstanding at that date.


                                 OTHER MATTERS


     Salem's Board of Directors does not intend to bring any matter before the reconvened Special Meeting other than as specifically set forth in the Prospectus/Proxy Statement, this Prospectus/Proxy Statement Supplement and the accompanying Notice, and the Board knows of no other business that properly may be brought before the reconvened Special Meeting by any other person. However, should other matters properly be presented for action at the reconvened Special Meeting, the Proxies representing Salem shareholders at the reconvened Special Meeting, or their substitutes, will be authorized to vote shares of Salem Stock represented by those appointments of proxy according to their best judgment on such matters.

                                   APPENDIX A
                    TO PROSPECTUS/PROXY STATEMENT SUPPLEMENT



                              EXCERPTED AMENDMENTS



  SECTION 3.1



     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each of the shares of common stock, $2.50 par value per share, of Salem (the "Salem Common Stock") issued and outstanding immediately prior to the Effective Time (excluding shares held by CCBF, Salem, any CCBF Subsidiary or any Salem Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Salem Dissenting Shareholders) shall be converted into and become the right to receive (a) if the CCBF Stock Price for the sixty (60) trading days preceding the scheduled Closing Date is equal to or less than $57.18, but equal to or more than $46.78, .41 of a share of the common stock, $5.00 par value per share, of CCBF (the "CCBF Common Stock") and .41 of a preferred share purchase right (a "CCBF Rights") as described in CCBF's Shareholder Rights Plan, adopted February 26, 1990 (the "CCBF Rights Plan"), (b) if the CCBF Stock Price for the sixty (60) trading days preceding the scheduled Closing Date is greater than $57.18, that fraction of a share of CCBF Common Stock and that fraction of an attached CCBF Right equal to $57.18 divided by such CCBF Stock Price, with the resulting quotient then being multiplied by .41, or (c) if the CCBF Stock Price for the sixty (60) trading days preceding the scheduled Closing Date is less than $46.78, that fraction of a share of CCBF Common Stock and that fraction of an attached CCBF Right equal to $46.78 divided by such CCBF Stock Price, with the resulting quotient then being multiplied by .41 (the "Exchange Ratio"). Each of the shares of CCBF Common Stock (and the attached CCBF Rights) and any shares of any CCBF Subsidiary outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and shall not be converted, exchanged or altered in any manner as a result of the Merger.



  SECTION 10.1(G)



     10.1 TERMINATION. Nothwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger, and the other transactions contemplated hereby by the shareholder of CCB Bank or the shareholders of Salem, or each entity's shareholders, this Agreement may be terminated and such transactions abandoned at any time prior to the Effective
Time:



                                     * * *



     (g) upon notice to CCBF and CCB Bank, by the Board of Directors of Salem if CCBF announces, on or prior to the Closing Date and prior to the Effective Time, that CCBF will merge with and into another company.

                                 INDEX TO SALEM

                              FINANCIAL STATEMENTS


Unaudited Financial Statements
  Balance Sheets as of September 30, 1996 and 1995.....................................................................    F-2
  Statements of Income for the Nine Months Ended September 30, 1996 and 1995...........................................    F-3
  Statements of Stockholders' Equity for the Nine Months Ended September 30, 1996 and 1995.............................    F-4
  Statements of Cash Flows for the Nine Months Ended September 30, 1996 and 1995.......................................    F-5
  Notes to Financial Statements........................................................................................    F-6

                                SALEM TRUST BANK

                                 BALANCE SHEETS

                                 (IN THOUSANDS)


                                                                                     (UNAUDITED)                      (UNAUDITED)
                                                                                    SEPTEMBER 30,    DECEMBER 31,    SEPTEMBER 30,
                                                                                        1996             1995            1995
ASSETS:
Cash and due from banks..........................................................     $   5,884           6,145           5,301
Federal funds sold...............................................................        14,055          22,665          27,140
Investment securities:
  Available for sale.............................................................         2,462             295             295
  Held to maturity (market values of $16,655, $17,160 and $3,004)................        16,805          17,174           3,005
Loans (notes 2 and 4)............................................................       116,707         106,231         100,068
  Less allowance for loan losses (note 3)........................................         1,434           1,302           1,095
     Loans, net..................................................................       115,273         104,929          98,973
Premises and equipment...........................................................         1,865           1,890           1,848
Other assets.....................................................................         1,725             993             786
       Total assets..............................................................     $ 158,069         154,091         137,348
LIABILITIES:
Deposits:
  Noninterest bearing............................................................     $  16,823          16,473          12,263
  Interest-bearing...............................................................       122,364         119,978         108,423
     Total deposits..............................................................       139,187         136,451         120,686
Long-term debt (note 5)..........................................................            --           2,118           2,118
Other liabilities................................................................         1,655           1,914           1,345
       Total liabilities.........................................................       140,842         140,483         124,149
STOCKHOLDERS' EQUITY:
Preferred stock, $25.00 par value; authorized 60,000 shares......................            --              --              --
Common stock, $2.50 par value; authorized 5,000,000 shares; 1,841,232 1,597,132,
  and 1,596,732 shares issued....................................................         4,603           3,993           3,992
Additional paid-in capital.......................................................         8,063           6,345           6,350
Retained earnings................................................................         4,561           3,270           2,857
       Total stockholders' equity................................................        17,227          13,608          13,199
       Total liabilities and stockholders' equity................................     $ 158,069         154,091         137,348


                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                              STATEMENTS OF INCOME

                       (UNAUDITED, DOLLARS IN THOUSANDS)


                                                                                                           NINE MONTHS ENDED
                                                                                                             SEPTEMBER 30,
                                                                                                            1996        1995
INTEREST INCOME:
  Loans................................................................................................    $7,779       5,931
  Investment securities................................................................................       785         154
  Other................................................................................................       743         510
     Total interest income.............................................................................     9,307       6,595
INTEREST EXPENSE:
Deposits...............................................................................................     4,564       2,972
Long-term debt and other borrowings....................................................................        41         102
     Total interest expense............................................................................     4,605       3,074
NET INTEREST INCOME....................................................................................     4,702       3,521
Provision for loan losses (note 3).....................................................................       132         338
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES....................................................     4,570       3,183
OTHER INCOME:
Service charges on deposit accounts....................................................................       107          57
Non-deposit fees and commissions.......................................................................       776         465
Other..................................................................................................        13          34
     Total other income................................................................................       896         556
OTHER EXPENSES:
Personnel expense......................................................................................     1,906       1,545
Net occupancy expense..................................................................................       180         142
Equipment expense......................................................................................       142         121
FDIC insurance.........................................................................................        25          78
Other operating expenses...............................................................................       833         627
     Total other expenses..............................................................................     3,086       2,513
INCOME BEFORE INCOME TAXES.............................................................................     2,380       1,226
Income taxes...........................................................................................       928         595
NET INCOME.............................................................................................    $1,452         631
INCOME PER SHARE:
  Primary..............................................................................................    $  .83         .49
  Fully diluted........................................................................................       .80         .46
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary..............................................................................................    1,743,707    1,292,033
  Fully diluted........................................................................................    1,835,019    1,505,328


                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                           (UNAUDITED, IN THOUSANDS)


                                                                                          ADDITIONAL                    TOTAL
                                                                                COMMON     PAID-IN      RETAINED    STOCKHOLDERS'
                                                                                STOCK      CAPITAL      EARNINGS        EQUITY
Balance December 31, 1994....................................................   $2,599       2,756        2,226          7,581
Net income...................................................................      --           --          631            631
Stock offering...............................................................   1,389        3,583           --          4,972
Conversion of subordinated notes.............................................       4           11           --             15
Balance September 30, 1995...................................................   $3,992       6,350        2,857         13,199
Balance December 31, 1995....................................................   $3,993       6,345        3,270         13,608
Net income...................................................................      --           --        1,452          1,452
Stock options exercised......................................................      80          130           --            210
Cash dividends ($.10 per share)..............................................      --           --         (161)          (161)
Conversion of subordinated notes.............................................     530        1,588           --          2,118
Balance September 30, 1996...................................................   $4,603       8,063        4,561         17,227


                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                            STATEMENTS OF CASH FLOWS


                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                           (UNAUDITED, IN THOUSANDS)



                                                                                                            1996       1995
OPERATING ACTIVITIES:
Net income..............................................................................................   $ 1,452        631
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation..........................................................................................       114        102
  Net amortization and accretion of investment securities...............................................      (138)       (22)
  Provision for loan losses.............................................................................       132        338
  Increase in deferred costs on loan originations.......................................................       (11)       (37)
  Purchases and originations of loans for sale..........................................................   (21,692)   (44,317)
  Proceeds from sale of loans...........................................................................    24,348     44,791
  Increase in other assets..............................................................................      (732)      (260)
  Increase (decrease) in other liabilities..............................................................      (259)       331
     NET CASH PROVIDED BY OPERATING ACTIVITIES..........................................................     3,214      1,557
INVESTING ACTIVITIES:
Maturities of interest-bearing deposits.................................................................        --        100
Proceeds from maturities of investment securities held to maturity......................................    14,255      3,468
Purchases of investment securities held to maturity.....................................................   (13,748)    (1,500)
Purchases of investment securities available for sale...................................................    (2,167)       (26)
Net originations of loans...............................................................................   (13,121)   (33,539)
Purchases of premises and equipment.....................................................................       (89)      (254)
     NET CASH USED BY INVESTING ACTIVITIES..............................................................   (14,870)   (31,751)
FINANCING ACTIVITIES:
Net increase in deposit accounts........................................................................     2,736     41,370
Net decrease in short-term borrowed funds...............................................................        --       (500)
Exercise of stock options...............................................................................       210         --
Proceeds from issuance of common stock..................................................................        --      4,972
Cash dividends..........................................................................................      (161)        --
     NET CASH PROVIDED BY FINANCING ACTIVITIES..........................................................     2,785     45,842
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................................................    (8,871)    15,648
Cash and cash equivalents at January 1..................................................................    28,810     16,793
CASH AND CASH EQUIVALENTS AT SEPTEMBER 30...............................................................   $19,939     32,441
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid during the period.........................................................................   $ 4,894      2,599
Income taxes paid during the period.....................................................................       875        695
NONCASH TRANSACTIONS:
Conversion of convertible subordinated notes to common stock............................................   $ 2,118         15


                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                         NOTES TO FINANCIAL STATEMENTS


                       AS OF SEPTEMBER 30, 1996 AND 1995


(1) MANAGEMENT OPINION


     The financial statements of Salem Trust Bank ("Salem") as of September 30, 1996 and 1995 are unaudited. In the opinion of management, all adjustments (none of which were other than normal accruals) necessary for a fair presentation of the financial position and results of operations for the periods presented have been included.



(2) LOANS



     A summary of loans at September 30, 1996 and 1995 follows (in thousands):



                                                                                    1996       1995
Commercial, financial and agricultural.........................................   $ 19,902     16,934
Real estate-construction.......................................................     18,027      9,247
Real estate-mortgage...........................................................     74,818     70,052
Installment loans to individuals...............................................      3,292      3,213
Credit card receivables........................................................        668        622
  Total loans and lease financing..............................................   $116,707    100,068



     Loans held for sale totaled $571,000 and $2,346,000 at September 30, 1996 and 1995, respectively, and are reported at the lower of aggregate cost or market.



     At September 30, 1996 and 1995, Salem had no impaired loans.


(3) ALLOWANCE FOR LOAN LOSSES


     Following is a summary of the allowance for loan losses for the nine months ended September 30, 1996 and 1995 (in thousands):



                                                                                        1996     1995
Balance at beginning of year........................................................   $1,302      757
Provision charged to operations.....................................................      132      338
Balance at end of period............................................................   $1,434    1,095


(4) NONPERFORMING ASSETS


     As of September 30, 1996, Salem had no nonperforming assets. Nonperforming assets at September 30, 1995 were comprised of $5,000 of restructured loans.


(5) SUBORDINATED NOTES

     In May 1996, Salem called its convertible subordinated notes which bore interest at 6.00%. Substantially all subordinated notes were converted into shares of Salem's $2.50 par value common stock.

(6) CONTINGENCIES


     Certain legal claims have arisen in the normal course of business, which, in the opinion of management and counsel, will have no material adverse effect on the financial position of Salem.


(7) ACCOUNTING ISSUES

     Salem adopted SFAS No. 123, "Accounting for Stock-Based Compensation" on January 1, 1996. SFAS No. 123 establishes a fair value method of accounting for such compensation plans. Stock-based compensation plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or in which an entity issues its

                                SALEM TRUST BANK
equity instruments to acquire goods or services from nonemployees. Under SFAS No. 123, these types of transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured. While SFAS No. 123 encourages all entities to adopt the fair value method of accounting, it does allow an entity to continue to measure the compensation cost of stock compensation plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). Salem intends to continue measuring stock compensation expense under APB Opinion No. 25.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The NCBCA provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

     PERMISSIBLE INDEMNIFICATION. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official corporate capacity, reasonably believed that his or her conduct was in the corporation's best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

     MANDATORY INDEMNIFICATION. Unless limited by the corporation's charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

     ADVANCE FOR EXPENSES. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

     COURT-ORDERED INDEMNIFICATION. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

     VOLUNTARY INDEMNIFICATION. In addition to and separate and apart from "permissible" and "mandatory" indemnification described above, a corporation may, by charter, bylaw, contract or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he or she may incur on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

     PARTIES ENTITLED TO INDEMNIFICATION. The NCBCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

     INDEMNIFICATION BY REGISTRANT. Subject to such restrictions on indemnification as are imposed under federal securities laws, Registrant's Bylaws provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by law, and require its Board of Directors to take all actions necessary and appropriate to authorize such indemnification.

     Under the NCBCA, a corporation also may purchase insurance on behalf of any person who is or was a director or officer against any liability arising out of his status as such. Registrant currently maintains a directors' and officers' liability insurance policy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     The following exhibits and financial statement schedules are filed as part of this Post-Effective Amendment No. 1 to the Registration Statement or incorporated herein by reference:


     (a) Exhibits


EXHIBIT NUMBER
 PURSUANT TO
 ITEM 601 OF
REGULATION S-K                                           DESCRIPTION OF EXHIBIT
      2          Amended Agreement of Combination among CCB Financial Corporation, Central Carolina Bank and Trust
                 Company and Salem Trust Bank (included as and incorporated from Appendix A of the Prospectus/Proxy
                 Statement filed as a part of the Registration Statement).
      2.1        Excerpted amendments from Second Amended Agreement of Combination among CCB Financial Corporation,
                 Central Carolina Bank and Trust Company and Salem Trust Bank (included as and incorporated from
                 Appendix A of the Prospectus/Proxy Statement Supplement filed as a part of this Post-Effective
                 Amendment No. 1 to the Registration Statement).
      3.1        Registrant's Restated Articles of Incorporation, as amended (incorporated by reference from Exhibit 3 of Registrant's Form 8-K dated May 19, 1995).
      3.2        Rights Agreement dated February 26, 1990 between Registrant and Central Carolina Bank and Trust
                 Company (incorporated by reference from Exhibit 4 of Registrant's Current Report on Form 8-K dated
                 February 16, 1990).
      3.3        Form of indenture dated November 1, 1993 between Registrant and Wachovia Bank of North Carolina, N.A.,
                 Trustee, pursuant to which Registrant's Subordinated Notes are issued and held is incorporated herein by reference from Exhibit 4.2 of Registrant's Registration Statement No. 33-50793 on Form S-3.
      3.4        Registrant's Bylaws, as amended and restated on October 22, 1996, are incorporated by reference from
                 Exhibit 3 of Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
      5          Opinion and Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to legality of shares being registered. (Previously Filed)
      8          Opinion of KPMG Peat Marwick LLP as to tax matters (Previously Filed)
     10.1        Form of amended employment agreement with Gordon H. T. Sheeran (Previously Filed)
     10.2        Form of amended employment agreement with Norman D. Potter (Previously Filed)
     10.3        Form of amended employment agreement with William S. Green (Previously Filed)
     10.4        Form of amended employment agreement with Deborah S. Marshall (Previously Filed)
     21          List of Registrant's Subsidiaries (incorporated by reference from Note 1 to consolidated financial statements contained in Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
                 1995.)
     23.1        Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (contained in the previously filed
                 Exhibit 5 above)
     23.2        Consent of KPMG Peat Marwick LLP (Previously Filed)
     23.3        Consent of KPMG Peat Marwick LLP (Previously Filed)
     23.4        Consent of KPMG Peat Marwick LLP (Previously Filed)
     23.5        Consent of The Carson Medlin Company (Previously Filed)

EXHIBIT NUMBER
 PURSUANT TO
 ITEM 601 OF
REGULATION S-K                                           DESCRIPTION OF EXHIBIT
     24          Powers of Attorney (Previously Filed)
     99.1        Form of appointment of proxy to be used in connection with the Special Meeting of Shareholders of
                 Salem Trust Bank (Previously Filed)
     99.2        Amended form of appointment of proxy to be used in connection with the reconvened Special Meeting of
                 Shareholders of Salem Trust Bank


(b) Financial Statement Schedules.


     All financial statement schedules are omitted as substantially all the required information is contained in the Registrant's consolidated financial statements which are incorporated herein by reference or is not applicable. The opinion of The Carson Medlin Company to the Board of Directors of Salem Trust Bank is included as Appendix C of the Prospectus/Proxy Statement previously filed as a part of the Registration Statement.


ITEM 22. UNDERTAKINGS


     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "1933 Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 ("1934 Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


     (b) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement and/or the Prospectus/Proxy Statement Supplement pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.



     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement, as amended by the Post-Effective Amendment No. 1, when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant had duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on November 26, 1996.


                                         CCB FINANCIAL CORPORATION

                                         By: /s/      ERNEST C. ROESSLER
                                                    ERNEST C. ROESSLER
                                            VICE CHAIRMAN, PRESIDENT AND CHIEF
                                                      EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                            TITLE                             DATE

          /s/             ERNEST C. ROESSLER            Vice Chairman, President, Chief Executive     November 26, 1996
                                                          Officer and Director (principal executive
                  ERNEST C. ROESSLER                      officer)

         /s/            W. HAROLD PARKER, JR.           Senior Vice President and Controller          November 26, 1996
                                                          (principal financial and accounting
                W. HAROLD PARKER, JR.                     officer)

          *                W. L. BURNS, JR.             Chairman of the Board of Directors            November 26, 1996
                   W. L. BURNS, JR.

           *              JOHN M. BARNHARDT             Director                                      November 26, 1996
                  JOHN M. BARNHARDT

                                                        Director                                      November 26, 1996
                 J. HARPER BEALL, III

          *              JAMES B. BRAME, JR.            Director                                      November 26, 1996
                 JAMES B. BRAME, JR.

                                                        Director                                      November 26, 1996
                  TIMOTHY B. BURNETT

           *               EDWARD S. HOLMES             Director                                      November 26, 1996
                   EDWARD S. HOLMES

                                                        Director                                      November 26, 1996
                BONNIE MCELVEEN-HUNTER

           *                DAVID B. JORDAN             Vice Chairman and Director                    November 26, 1996
                   DAVID B. JORDAN

                      SIGNATURE                                            TITLE                             DATE

                                                        Director                                      November 26, 1996
                    OWEN G. KENAN

          *              EUGENE J. MCDONALD             Director                                      November 26, 1996
                  EUGENE J. MCDONALD

                                                        Director                                      November 26, 1996
             HAMILTON W. MCKAY, JR., M.D.

                                                        Director                                      November 26, 1996
                   GEORGE J. MORROW

           *                 ERIC B. MUNSON             Director                                      November 26, 1996
                    ERIC B. MUNSON

           *                 MILES J. SMITH             Director                                      November 26, 1996
                 MILES J. SMITH, JR.

          *                JIMMY K. STEGALL             Director                                      November 26, 1996
                   JIMMY K. STEGALL

                                                        Director                                      November 26, 1996
                    H. ALLEN TATE

          *              JAMES L. WILLIAMSON            Director                                      November 26, 1996
                 JAMES L. WILLIAMSON

          *              DR. PHAIL WYNN, JR.            Director                                      November 26, 1996
                 DR. PHAIL WYNN, JR.

        *By: /s/         W. HAROLD PARKER, JR.
                W. HAROLD PARKER, JR.
                   ATTORNEY-IN-FACT

                                    EXHIBITS

                                 EXHIBITS INDEX


EXHIBIT NUMBER
 PURSUANT TO
 ITEM 601 OF                                                                                 SEQUENTIAL
REGULATION S-K                            DESCRIPTION OF EXHIBIT                              PAGE NO.
      2          Amended Agreement of Combination among CCB Financial Corporation,
                 Central Carolina Bank and Trust Company and Salem Trust Bank (included as and incorporated from Appendix A of the Prospectus/Proxy Statement filed as a part of the Registration Statement).
      2.1        Excerpted amendments from Second Amended Agreement of Combination among
                 CCB Financial Corporation, Central Carolina Bank and Trust Company and
                 Salem Trust Bank (included as and incorporated from Appendix A of the
                 Prospectus/Proxy Statement Supplement filed as a part of this
                 Post-Effective Amendment No. 1 to the Registration Statement).
      3.1        Registrant's Restated Articles of Incorporation, as amended
                 (incorporated by reference from Exhibit 3 of Registrant's Form 8-K dated
                 May 19, 1995).
      3.2        Rights Agreement dated February 26, 1990 between Registrant and Central
                 Carolina Bank and Trust Company (incorporated by reference from Exhibit
                 4 of Registrant's Current Report on Form 8-K dated February 16, 1990).
      3.3        Form of indenture dated November 1, 1993 between Registrant and Wachovia
                 Bank of North Carolina, N.A., Trustee, pursuant to which Registrant's
                 Subordinated Notes are issued and held is incorporated herein by reference from Exhibit 4.2 of Registrant's Registration Statement No.
                 33-50793 on Form S-3.
      3.4        Registrant's Bylaws, as amended and restated on October 22, 1996, are incorporated by reference from Exhibit 3 of Registrant's Quarterly
                 Report on Form 10-Q for the quarter ended September 30, 1996.
      5          Opinion and Consent of Brooks, Pierce, McLendon, Humphrey & Leonard,
                 L.L.P. as to legality of shares being registered (Previously Filed)
      8          Opinion of KPMG Peat Marwick LLP as to tax matters (Previously Filed)
     10.1        Form of amended employment agreement with Gordon H. T. Sheeran
                 (Previously Filed)
     10.2        Form of amended employment agreement with Norman D. Potter (Previously
                 Filed)
     10.3        Form of amended employment agreement with William S. Green (Previously
                 Filed)
     10.4        Form of amended employment agreement with Deborah S. Marshall
                 (Previously Filed)
     21          List of Registrant's Subsidiaries (incorporated by reference from Note 1 to consolidated financial statements contained in Registrant's Annual
                 Report on Form 10-K for the fiscal year ended December 31, 1995.)
     23.1        Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
                 (contained in the previously filed Exhibit 5 above)
     23.2        Consent of KPMG Peat Marwick LLP (Previously Filed)
     23.3        Consent of KPMG Peat Marwick LLP (Previously Filed)
     23.4        Consent of KPMG Peat Marwick LLP (Previously Filed)
     23.5        Consent of The Carson Medlin Company (Previously Filed)

EXHIBIT NUMBER
 PURSUANT TO
 ITEM 601 OF                                                                                 SEQUENTIAL
REGULATION S-K                            DESCRIPTION OF EXHIBIT                              PAGE NO.
     24          Powers of Attorney (Previously Filed)
     99.1        Form of appointment of proxy to be used in connection with the Special
                 Meeting of Shareholders of Salem Trust Bank (Previously Filed)
     99.2        Amended form of appointment of proxy to be used in connection with the reconvened Special Meeting of Shareholders of Salem Trust Bank